EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEXMARK INTERNATIONAL, INC.,

2010 PARIS ACQUISITION CO.

PERCEPTIVE SOFTWARE INC.

AND

STOCKHOLDERS’ AGENT

(solely for purposes of Sections 8.3 through 8.6)

Dated May 20, 2010

TABLE OF CONTENTS
                                                                                                                                                                                                                                                                                                                               Page(s)

ARTICLE I – THE MERGER                                                                                                                                                                                                                                            1
1.1	The Merger	1
1.2	Closing of the Merger	1
1.3	Effect of the Merger	2
1.4	The Merger Consideration	2
(a)	Closing Date Cash Consideration	2
(b)	Escrow Fund	2
(c)	Transaction Expense	3
1.5	MergerCo Common Stock	3
1.6	Dissenting Shares; Appraisal Rights	3
1.7	Conversion of Seller Common Stock and Seller Preferred Stock; Designation of Paying Agent; Distribution of Closing Date Cash Consideration	3
1.8	Cancellation of Treasury Stock	5
1.9	Stock Options and Warrants	5
1.10	No Further Ownership Rights in the Seller Common Stock	5
1.11	Certificate of Incorporation; Bylaws; Directors and Officers	6

ARTICLE II. – REPRESENTATIONS AND WARRANTIES OF SELLER                                                                                                                                                                 6
2.1	Organization and Authority	6
2.2	Capitalization	6
2.3	No Breach	7
2.4	Consents and Approvals	7
2.5	Litigation; Proceedings	7
2.6	Financial Statements	8
2.7	Absence of Certain Changes or Events	8
2.8	Undisclosed Liabilities	8
2.9	Compliance with Laws	9
2.10	Taxes	9
2.11	Intellectual Property	11
2.12	Title to and Condition of Properties	16
2.13	Contracts and Agreements	17
2.14	Insurance	18
2.15	Employees	18
2.16	Employee Benefits	19
2.17	Real Property	22
2.18	Environmental Matters	23
2.19	Customers and Suppliers	24
2.20	Notes and Accounts Receivable	24
2.21	Product Warranty	24

i

2.22	Continuity of Business Enterprise	24
2.23	Brokers, Finders or Financial Advisors	25
2.25	Vote Required	25

ARTICLE III. – REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
           MERGERCO                                                                                                                                                                                                                                                          25
3.1	Organization and Qualifications	25
3.2	Authorization	25
3.3	No Breach	26
3.4	Consents and Approvals	26
3.5	Litigation; Proceedings	26
3.6	Financial Ability	26
3.7	Brokers, Finders or Financial Advisors	26

ARTICLE IV. – CERTAIN PRE-CLOSING COVENANTS                                                                                                                                                                                          27
4.1	Confidentiality	27
4.2	Business Organization	27
4.3	Conduct of Business of Seller	27
(a)	Charter Documents	27
(b)	Issuance of Securities	27
(c)	Dividends; Changes in Capital Stock	28
(d)	Employee Plans	28
(e)	Listed Agreements	28
(f)	Intellectual Property	28
(g)	Exclusive Rights	28
(h)	Assets	28
(i)	Indebtedness	28
(j)	Leases	28
(k)	Payment of Obligations	28
(l)	Capital Expenditures	29
(m)	Insurance	29
(n)	Bonuses	29
(o)	Severance Arrangements	29
(p)	Lawsuits	29
(q)	Acquisitions	29
(r)	Taxes	29
(s)	Revaluation	29
(t)	Other	29
4.4	Public Announcements	30
4.5	Consents	30
4.6	Notice of Breach; Disclosure; Updating of Schedules	30
4.7	Non-Solicitation, Non-Negotiation	31
4.8	Notices	31
4.9	Preparation of Returns and Payment of Taxes	31

ARTICLE V. – ADDITIONAL AGREEMENTS                                                                                                                                                                                                           32
5.1	Approval of Stockholders	32
5.2	Access to Information	32
5.3	Employee Matters	32
5.4	Consents; Cooperation	33
5.5	Exercise of Stock Options; Payment of One Time Bonus and Dividend	34
5.6	Director and Officer Indemnification; Insurance	34
5.7	Certain Employment and Other Agreements	35
5.8	Further Assurance	36

ARTICLE VI. – CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND MERGERCO                                                                                                       36
6.1	Representations and Warranties	36
6.2	Performance of Covenants	36
6.3	Litigation	36
6.4	Consents and Approvals	36
6.5	Dissenting Shares	36
6.6	Material Changes	37
6.7	Stockholder Approval	37
6.8	Delivery of Documents	37
6.9	Escrow Agreement	37
6.10	Exercise of Seller Stock Options	37
6.11	Payoff of Debt	37

ARTICLE VII. – CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER                                                                                                                                                    38
7.1	Representations and Warranties	38
7.2	Performance of Covenants	38
7.3	Litigation	38
7.4	Consents and Approvals	38
7.5	Delivery of Documents	38
7.6	Escrow Agreement	38
7.7	Paying Agent Agreement	38
7.8	Stockholder Approval	38

ARTICLE VIII. – SURVIVAL AND INDEMNIFICAITION                                                                                                                                                                                      39
8.1	Survival	39
8.2	Indemnification	39
8.3	Indemnification Payment	41
8.4	Procedure for Indemnification – Third Party Claims	43
8.6	Stockholders’ Agent	44
8.6	Actions of the Stockholders’ Agent	44

ARTICLE IX – TERMINATION, AMENDMENT AND WAIVER                                                                                                                                                                         45
9.1	Termination	45

9.2	Effect of Termination	45
9.3	Expenses	46
9.4	Amendment	46
9.5	Extension; Waiver	46

ARTICLE X – MISCELLANEOUS                                                                                                                                                                                                                                46
10.1	Time of the Essence	46
10.2	Entire Agreement	46
10.3	Counterparts	47
10.4	Descriptive Headings	47
10.5	Notices	47
10.6	Arbitration	48
10.7	Choice of Law	48
10.8	Binding Effect; Benefits	48
10.9	Assign ability	48
10.10	Waiver and Amendment	48
10.11	Affiliate Knowledge; Seller Knowledge	48
10.12	Severability	48
10.13	Specific Performance	49

Exhibit A                      -           Certificate of Merger

Exhibit B                      -           Form of Escrow Agreement

Exhibit C                      -           Form of Transmittal Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of May 20, 2010 is entered into by and among LEXMARK INTERNATIONAL, INC., a Delaware corporation, with its principal office located in Lexington, Kentucky (“Buyer”); 2010 PARIS ACQUISITION CO., a Delaware corporation (“MergerCo”); PERCEPTIVE SOFTWARE INC., a Delaware corporation, with its principal office located in Shawnee, Kansas (“Seller”); and Pete Chung, as the Stockholders’ Agent, solely for the purpose of Sections 8.3 through 8.6 hereof.

RECITALS

A.           The respective Boards of Directors of each of Seller, Buyer and MergerCo believe it is in the best interests of their respective companies and stockholders that Seller and MergerCo combine into a single company through the statutory merger of MergerCo with and into Seller with Seller as the Surviving Corporation (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.           Concurrently with the execution and delivery of this Agreement, certain stockholders of the Seller are executing and delivering Non-Disclosure and Non-Competition Agreements with the Buyer and certain employees of the Seller are executing and delivering Executive Employment Agreements in favor of the Buyer.

AGREEMENT

In consideration of the representations, warranties, agreements, provisions and covenants set forth below, Buyer, MergerCo and Seller hereby agree as follows:

ARTICLE  I.

THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2(b)) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), MergerCo shall be merged with and into Seller, the separate corporate existence of MergerCo shall cease and Seller shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2.           Closing of the Merger

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time, at the offices of Dinsmore & Shohl LLP, 255 E. Fifth Street, Suite 1900, Cincinnati, Ohio 45202,  as promptly as reasonably practicable, but in any event no later than five (5) business days following the satisfaction or waiver of the conditions set forth in Article VI and VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) or at such other time, date and place as Buyer and Seller may mutually agree (the date on which the Closing occurs being referred to as the “Closing Date”).

(b)           Subject to the terms of this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing being the “Effective Time”).

1.3.           Effect of the Merger.  At the Effective Time, MergerCo shall be merged with and into Seller and the separate existence of MergerCo shall cease, Seller shall be the Surviving Corporation and the separate existence of Seller, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the title to all real estate and other property owned by Seller and MergerCo shall vest in Seller without reversion or impairment, and all the liabilities of Seller and MergerCo shall remain or become, as the case may be, the liabilities of Seller.

1.4.           The Merger Consideration.  The total consideration to be paid by Buyer in the Merger (the “Merger Consideration”) shall be comprised of the following:

(a)           Closing Date Cash Consideration.  On the Closing Date, the Buyer shall deposit with the Paying Agent cash in the amount of Two Hundred Eighty Million Dollars ($280,000,000.00) less (i) any fees and expenses payable to Morgan Stanley in connection with the Merger and any and all transaction related expenses of Seller, including, but not limited to accounting, legal, tax, financial advisors and other professional fees and costs, incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby, (collectively the “Transaction Expenses”); and (ii) the Escrow Fund provided for in Section 1.4(b) of this Agreement (the “Closing Date Cash Consideration”).  The Closing Date Cash Consideration will be distributed to the stockholders of the Seller (the “Stockholders”) as described in Section 1.7 of this Agreement.

(b)           Escrow Fund.  On the Closing Date, Buyer shall deposit with Computershare or its successor in interest or other institution selected by Buyer with the consent of Seller (such consent not to be unreasonably withheld) as escrow agent (the “Escrow Agent”) cash in the amount of Twenty-Eight Million Dollars ($28,000,000) in order to partially secure the indemnification obligations of Seller under Section 8.2(b) hereof. Such deposit (together with any income thereon) will constitute the Escrow Fund ( the “Escrow Fund”) to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”).  All costs, fees, charges and expenses assessed by Escrow Agent to maintain the escrow account as required hereunder, and any and all penalties, obligations and liabilities associated therewith or arising therefrom shall be paid by Buyer.  On the date that represents the fifteenth month anniversary of the Closing Date (the “Escrow Termination Date”) any amounts remaining (i) after the payment and satisfaction of any and all indemnification claims under Section 8.2(b), and (ii) net of any amounts held back for the purposes of pending claims, shall be distributed to the Stockholders in accordance with the Escrow Agreement.  All earnings and interest accrued on the Escrow Fund shall remain in the Escrow Fund until termination of the escrow, and shall be released, subject to any pending claims, to the Stockholders.  The Escrow Agent shall manage and disburse the contents of the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement and this Section 1.4(b).

(c)           Transaction Expenses.  On the Closing Date, the Buyer shall pay or cause to be paid to the Persons entitled thereto, the amount of all Transaction Expenses.

1.5           MergerCo Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Buyer, MergerCo, Seller or any holder of any share of Seller Common Stock or Seller Preferred Stock (each as defined in Section 1.7(a)), each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Such shares of Surviving Corporation Common Stock will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation at the Effective Time.

1.6           Dissenting Shares; Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary, any holder of shares of Seller Common Stock or Seller Preferred Stock who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Eligible Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7, but rather the holder thereof shall only be entitled to such appraisal rights as are granted by the DGCL.

Notwithstanding the foregoing, if any holder of Eligible Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) its appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration in accordance with this Article I, without interest thereon, upon surrender of the certificate representing such shares of Seller Common Stock or Seller Preferred Stock  (“Certificate”) in the manner provided in Section 1.7.

1.7           Conversion of Seller Common Stock and Seller Preferred Stock; Designation of Paying Agent; Distribution of Closing Date Cash Consideration.

(a)           At the Effective Time, automatically and by virtue of the Merger and without any further action on the part of Seller, Buyer or MergerCo, each  issued and outstanding share of (i) common stock, par value $0.001 per share of Seller (the “Seller Common Stock”), and (ii) preferred stock, par value $0.001 per share of Seller, including the Series A Preferred Stock, the Series A-1 Preferred Stock, and the Series B Preferred Stock (the “Seller Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Eligible Dissenting Shares (as defined in Section 1.4(d)) and treasury stock as provided in Section 1.8) shall be converted and exchanged for the right to receive (A) an amount in cash equal to the Per Share Closing Amount (as defined below); plus (B) any cash disbursements required to be made from the Escrow Fund with respect to such share of Seller Common Stock or Seller Preferred

Stock to the former holder thereof in accordance with the Escrow Agreement and this Agreement (as and when such disbursements are required to be made).  All shares of Seller Common Stock and Seller Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Closing Date Cash Consideration therefore upon the surrender of such Certificate in accordance with this Section 1.7, without interest.  The “Per Share Closing Amount” shall mean an amount equal to the quotient obtained by dividing the (1) Closing Date Cash Consideration by (2) the sum of the aggregate number of shares of Seller Common Stock and Seller Preferred Stock outstanding immediately prior to the Effective Time.

(b)           On or prior to the Closing Date, the Seller shall calculate and the amount of consideration payable to each Stockholder and deliver a statement to Buyer containing the following information (the “Closing Date Cash Consideration Calculation”):  (i) the aggregate amount of Transaction Expenses paid or payable (including any Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to the Effective Time); and (ii) with respect to each Stockholder immediately prior to the Effective Time, (A) the name and address of record of each Stockholder, (B) the number of shares of Seller Common Stock and Seller Preferred Stock of each class and series held by each such Stockholder, (C) the consideration that each such stockholder is entitled to receive pursuant to this Section 1.7, and (D) the cash amount to be contributed to the Escrow Fund with respect to the shares of Seller Common Stock and Seller Preferred Stock held by each such Stockholder.

(c)           Prior to the Effective Time, Buyer and Seller will (i) designate Computershare or other commercial bank or trust company to act as the paying agent (the “Paying Agent”) for the benefit of Stockholders (other than the Eligible Dissenting Shares) in the Merger, and Buyer (or MergerCo) will enter into a Paying Agent Agreement acceptable to Seller with the Paying Agent (the “Paying Agent Agreement”), pursuant to which, after the Effective Time, the Paying Agent will distribute the Closing Date Cash Consideration on a timely basis, and (ii) irrevocably deposit or cause to be deposited with the Paying Agent the Closing Date Cash Consideration pursuant to the terms of this Agreement.  The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid to Stockholders pursuant to Section 1.4(a) and Section 1.7 out of the funds held for such purpose, which funds shall not be used for any other purpose.  Buyer shall be responsible for all fees and expenses of the Paying Agent and Buyer shall be entitled to receive any and all interest on the funds held by Paying Agent pursuant to the Paying Agent Agreement.

(d)           Prior to the Closing, Seller may provide the letter of transmittal, substantially in the form of Exhibit C (the “Letter of Transmittal”), to certain of its Stockholders.  If a Letter of Transmittal is delivered and a Certificate is properly surrendered to Buyer prior to the Closing, then Buyer shall pay the portion of the Closing Date Cash Consideration to be paid to the holder of such Certificate pursuant to Section 1.7 by wire transfer of immediately available funds at the Closing. As promptly as reasonably practicable (but in any event within three business days) after the Effective Time, Buyer or the Surviving Corporation will cause the Paying Agent to mail to each holder of record who did not deliver a completed Letter of Transmittal to Buyer at the Closing: (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Closing Date Cash Consideration previously represented by such Certificates, pursuant to this Agreement.

(e)           Upon surrender to the Paying Agent of a Certificate for cancellation, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor its portion of the Closing Date Cash Consideration in accordance with Section 1.7 for each share of Seller Common Stock or Seller Preferred Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time (after giving effect to any required tax withholding) in each case without interest, and the Certificate so surrendered will immediately be cancelled.  Until surrendered and exchanged, each outstanding Certificate which, prior to the Effective Time, represented shares of Seller Common Stock or Seller Preferred Stock, shall be deemed to represent and evidence only the right to receive the Merger Consideration to be paid therefor.  No interest shall accrue or be payable with respect to the Closing Date Cash Consideration which any Stockholder shall be entitled to receive.  Paying Agent shall be authorized to pay Merger Consideration attributable to any Certificate theretofore issued which has been lost, stolen, or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Seller Common Stock or Seller Preferred Stock represented thereby and of customary indemnification.

(f)           To the extent permitted by applicable law, any portion of the Closing Date Cash Consideration (plus any interest and other income received by the Paying Agent in respect of such funds) which remains undistributed to the holders of shares of Seller Common Stock or Seller Preferred Stock as of 2 years following the Closing Date will be delivered to the Surviving Corporation, upon demand, and any holders of shares of Seller Common Stock or Seller Preferred Stock who have not theretofore complied with this Section 1.7 must thereafter look, as general creditors, only to the Surviving Corporation for the Merger Consideration, without interest.

1.8           Cancellation of Treasury Stock.  At the Effective Time, automatically and by virtue of the Merger and without further action on the part of the Buyer or MergerCo, each share of Seller Common Stock issued and held immediately prior to the Effective Time in the Seller’s treasury will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

1.9           Stock Options and Warrants.  On or prior to the Effective Time, Seller shall cause any and all outstanding options to purchase Seller Common Stock (the “Seller Stock Options”) to be either exercised or terminated and cancelled effective as of the Effective Time of the Merger.

1.10           No Further Ownership Rights in the Seller Common Stock.  The Merger Consideration delivered upon the surrender for exchange of any shares of Seller Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

1.11           Certificate of Incorporation; Bylaws; Directors and Officers.

(a)           At the Effective Time, the Certificate of Incorporation of MergerCo hereto, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by the DGCL and such Certificate of Incorporation.

(b)           The Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

(c)           At the Effective Time, the directors and officers of MergerCo, as in office immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.

ARTICLE  II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller (for purposes of this Article II, any reference to Seller shall include Seller and its subsidiaries on a consolidated basis except where the context indicates otherwise) represents and warrants to Buyer that, except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof and incorporated by reference herein (the “Disclosure Schedules”):

2.1           Organization and Authority.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite corporate power and authority:  (a) to carry on its business as currently conducted; (b) to own and use the properties owned and used by it; and (c) to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller’s board of directors, and no further action is required by Seller’s board of directors to authorize the execution and delivery by the Seller of this Agreement.  This Agreement has been duly executed by Seller and this Agreement constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law.  Seller is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other organizational documents.  Seller is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, each of which jurisdictions are set forth on Schedule 2.1.

2.2           Capitalization.

                                (a)           The authorized, issued and outstanding shares of capital stock of Seller as of the date of this Agreement are as set forth on Schedule 2.2.  The outstanding shares of Seller

 Common Stock and Seller Preferred Stock are duly and validly authorized and issued, fully paid and nonassessable and are owned of record as of the date of this Agreement by the Stockholders as set forth on Schedule 2.2(a).  As of the date of this Agreement, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock except as set forth on Schedule 2.2(a). As of the date of this Agreement, Seller does not have outstanding any options or other rights to acquire, directly or indirectly, capital stock from Seller, and Seller does not have any obligation to repurchase or redeem any capital stock of Seller.  As of the date of this Agreement, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other rights with respect to the capital stock of Seller.  Except as set forth on Schedule 2.2(a), there are no voting trusts, proxies, stockholders agreements or other agreements or understandings with respect to Seller Common Stock or Seller Preferred Stock.

(b)           Except as set forth on Schedule 2.2(b), Seller does not have any subsidiaries and owns no equity interests in any other entity.

2.3           No Breach.  Except as set forth on Schedule 2.3, the execution and delivery of this Agreement by the Seller do not, and the consummation of the transactions contemplated by this Agreement do not, conflict with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any mortgages, pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Seller, pursuant to any provision of:  (a) the Certificate of Incorporation or Bylaws of Seller; (b) any of the Listed Agreements; or (c) subject to the governmental filings and other matters referred to in Section 2.4, any material constitution, statute, law, rule, regulation, judgment, order or decree applicable to Seller or its properties or assets.

2.4           Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign (each, a “Governmental Entity”), is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for (a) the filing of a premerger notification and report form by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and other filings as may be required under applicable Antitrust Laws, (b) the filing of the Certificate of Merger as contemplated by Section 1.1 and (c) such approvals as may be required under applicable federal, state or foreign securities laws.

2.5           Litigation; Proceedings.  Schedule 2.5 sets forth, each instance in which Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party to any action, suit, proceeding, hearing, or, to Seller’s Knowledge, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or Governmental Entity. Except as set forth on Schedule 2.5, there is no action, suit, or other proceeding threatened against Seller.

2.6           Financial Statements.  Seller has delivered to Buyer the following financial statements: (a) audited consolidated balance sheet as of June 30, 2009, and the related statements of operations, stockholders’ equity and cash flows (together with the auditors’ report thereon) for the year ended June 30, 2009, together with notes to such financial statements (the “Audited Financial Statements”), and (b) unaudited consolidated balance sheet as of March 31, 2010, and the related statements of operations, stockholders’ equity and cash flows for the nine-month period ended March 31, 2010 (the “Interim Financial Statements”).  The Audited Financial Statements and Interim Financial Statements are herein collectively referred to as the “Financial Statements.”  The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered thereby, present fairly in all material respects, as of their respective dates, the financial condition and results of operations of Seller (subject, in the case of Interim Financial Statements, to the disclosures contained in any notes thereto and normal, recurring year-end adjustments that may be required upon audit and the omission of footnote disclosures) and are consistent with the books and records of Seller.

2.7           Absence of Certain Changes or Events.  Except as set forth on Schedule 2.7, between the date of the Audited Financial Statements and the date of this Agreement, Seller has conducted its business only in the ordinary course and (a) there has not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and (b) Seller has not taken any action that would have been prohibited under subsections (c), (h), (i), (k), (l), (n), (o) or (s) of  Section 4.3 hereof.  For purposes of this Agreement, “Seller Material Adverse Effect” means any event, change, effect, development, circumstance or occurrence (each, an “Effect”) that, individually, or together with any other Effect (A) has or would be reasonably likely to have a material adverse effect on the business, financial condition, results of operations or financial performance of Seller, or (B) materially impairs the ability of Seller to consummate the Merger contemplated by this Agreement; provided that “Seller Material Adverse Effect” shall not be deemed to include the impact of, and none of the following shall be taken into account in determining whether there has been or would be, a Seller Material Adverse Effect, (i) the Effects of compliance with this Agreement, including such compliance as consented to by Buyer (ii) Effects after the date of this Agreement resulting from changes in general economic or industry conditions except to the extent that such changes affect Seller in a manner disproportionate to the effect of companies in its industry generally, (iii) Effects (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) resulting from and attributable to the announcement of this Agreement and the transactions contemplated herein, (iv) Effects resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, (v) Effects directly resulting from any event, occurrence, development or state of circumstances disclosed in or incorporated by reference into the Disclosure Schedules, with respect to the Seller, or (vi) Effects resulting from or arising out of changes in GAAP or applicable laws.

2.8           Undisclosed Liabilities.  Except as set forth on Schedule 2.8, Seller does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth on the face of or reserved for in the Financial Statements (rather than in any notes thereto), (b) liabilities that have arisen after the date of the Interim Financial Statements in the ordinary course of business consistent with past practices, (c) those incurred by the Seller in connection with this Agreement and (d) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP.

2.9           Compliance with Laws.  Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity.  Schedule 2.9 sets forth a true and correct list of all material licenses, permits (including environmental and occupancy permits), certificates, registrations, approvals, franchises, consents and other authorizations of Seller obtained from or filed with a Governmental Entity and used in connection with Seller’s business (the “Permits”) necessary in connection with the operation of Seller’s business, and, except as set forth on Schedule 2.9, Seller holds all such Permits in full force and effect. Seller is not in violation of such Permits, and there is no pending or, to Seller’s Knowledge, threatened revocation, cancellation or suspension of any such Permit.

2.10           Taxes.

(a)           Seller duly and timely filed all tax returns, schedules, declarations, and tax-related documents (collectively, “Tax Returns”) that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable laws and regulations. All Taxes (as defined in Section 2.10) due and owing by Seller (whether or not shown on any Tax Return) have been paid, other than any Taxes for which adequate reserves satisfying the provisions of subsection (g) below and Section 4.9 have been established on the Seller’s balance sheet.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, other than income Tax Returns for Seller’s fiscal 2009 taxable year. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.  For purposes of this Agreement, “Taxes” means any federal, state, local, foreign, or other tax (whether income, sales, use, franchise, transfer, withholding, excise, real or personal property, employment or other kind of tax), assessment, levy, fee, impost, withholding, or other similar governmental charge, and shall include all interest and penalties thereon.

(b)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No Seller or director or officer (or employee responsible for Tax matters) of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller. Seller has not received from any Governmental Entity or other taxing authority (including jurisdictions where Seller has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity or other taxing authority against Seller, that has not been resolved. Schedule 2.10(c) lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered or made available to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller filed or received since December 31, 2005.

(d)           Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect.  Seller has not received any written ruling related to Taxes or entered into any agreement with any Governmental Entity or other taxing authority relating to Taxes.

(e)           Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G  (or any corresponding provision of state, local, or non-U.S. Tax law), other than any such agreement, contract, arrangement or plan for which stockholder approval satisfying the requirements of Code Section 280G(b)(5) and the Treasury Regulations thereunder will be obtained prior to the Closing, or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Seller has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  None of the assets of Seller are “tax exempt use property” within the meaning of Code §168(h).  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  Seller is not a party to or bound by any Tax allocation or Tax sharing agreement. Seller (A) has not been a member of any “affiliated group” within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (B) does not have any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, sole proprietorship, trust, union, association, Governmental Entity or other business organization.

(f)           Seller has no deferred gains or losses arising out of any intercompany transactions.

(g)           The unpaid Taxes of Seller (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of

Seller in filing its Tax Returns. Since the date of the most recent balance sheet, Seller has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, other than any items arising as a result of the transactions contemplated by this Agreement.

(h)           Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that would give rise to a liability for Taxes for such taxable period or portion thereof as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii)  “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) “intercompany transaction” or “excess loss account” described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)           Seller has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(j)           Seller is not and has not been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

2.11           Intellectual Property.

(a)           For purposes of this Agreement, the following definitions shall apply:

(i)    “Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor, all rights in inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and rights in formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications therefor and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and all tangible embodiments of the foregoing.

(ii) “Seller IP Rights” means (A) any and all Intellectual Property that is material to the conduct of Seller’s business as currently conducted; and (B) any and all other Intellectual Property owned by Seller.

(iii) “Seller-Owned IP Rights” means Seller IP Rights that are owned, or are purported by Seller to be owned, by Seller.

(iv)  “Seller Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity owned by, registered or filed in the name of, Seller.

(v)    “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

                                                (vi)   “Seller Products” means (A) all services or products currently produced, marketed, licensed, sold, distributed or performed by or on behalf of Seller, and (B) all products and service offerings that, based on Seller’s product roadmap as of the date of this Agreement, are in development as of the date hereof and that Seller expects or intends to make available commercially within six months after the date hereof.

(vii)  “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(b)           Schedule 2.11(b) contains a complete and accurate list of Seller Products.  Except as set forth in Schedule 2.11(b), no Seller Products incorporate, utilize, or were developed from Open Source Materials.  Except as set forth in Schedule 2.11(b), in no case does such, or any other, use or distribution of Open Source Materials give rise to any rights in any third parties under any Seller-Owned IP Rights, or obligations for Seller with respect to Seller-Owned IP Rights, including any obligation to disclose or distribute any source code of Seller, to license any Seller-Owned IP Rights for the purpose of making derivative works or to distribute any Seller-Owned IP Rights or Seller Products without charge.

(c)           Schedule 2.11(c) contains a complete and accurate list of each item of Seller-Owned IP Rights which constitute Seller Registered Intellectual Property or material unregistered Seller-Owned IP Rights, and for each such item, as applicable, (i) the name of the applicant/registrant, inventor/author, and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date and the issuance/registration/grant date, (v) the prosecution status thereof, (vi) in the case of domain name registrations, the named owner, and the registrar or equivalent Person with whom that domain name is registered, and (v) in the case of registered and unregistered trademarks and/or servicemarks, the named owner, the name of mark, the registration number/status, if applicable, and the jurisdiction.

(d)           Except as set forth on Schedule 2.11(d), in each case in which Seller has acquired ownership of any Seller Registered Intellectual Property from another Person, Seller has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the appropriate domain name registrar or their respective equivalents in the applicable jurisdiction, as the case may be, in each case in accordance with applicable laws.

(e)           Schedule 2.11(e) contains a complete and accurate list of all contracts under which Seller is granted the right to use or a license with respect to Third Party Intellectual Property Rights (“In-Licenses”) other than (i) licenses or services contracts for commercially available software in binary form or available on an application service provider, “software as a service” or similar basis (A) that is available for a cost of not more than $1,000 for a subscription or a perpetual license for a single user or work station (or $100,000 in the aggregate for all users or work stations), (B) that is used by Seller but not incorporated into any Seller Products, and (C) that has not been customized by the licensor for use by Seller or (ii) licenses for any Open Source Materials.

(f)           Schedule 2.11(f) contains a complete and accurate list of all contracts under which Seller has licensed to others the right to use or agreed to transfer to others any of the Seller-Owned IP Rights or rights with respect thereto, other than pursuant to end user license agreements and other customer licenses related to Seller Products (“Out-Licenses”). Seller has provided Buyer with a copy of its standard end user license and customer license agreements for any and all Seller Products.

(g)           Except as set forth in Schedule 2.11(g), as of the date of this Agreement, to the Knowledge of Seller, no third parties to any agreements regarding Seller IP Rights (“Seller Intellectual Property Agreements”) are in material breach thereof, and there are no pending material disputes regarding the scope of such Seller Intellectual Property Agreements, performance of the parties thereto, or with respect to payments made or received thereunder. To the Knowledge of Seller, all Seller Intellectual Property Agreements are valid, binding and in full force and effect.

(h)           To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists (other than as may be set forth pursuant to Section 2.11(b)), that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated by this Agreement result in the disclosure or delivery by Seller or any Person acting on its behalf to any Person of any source code of Seller. Other than any contract with customers, resellers and distributors of Seller who are beneficiaries of any escrow arrangement with Seller, Schedule 2.11(h) identifies each contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any source code of Seller.

  (i)           Seller (i) owns or (ii) has the valid right or license to all Seller IP Rights (provided, however, with respect to Third Party Intellectual Property Rights, such representation and warranty is made to the Knowledge of Seller).  The Seller IP Rights are sufficient for the conduct of Seller’s business as currently conducted.

(j)           Except as set forth in Schedule 2.11(j), during the three years prior to and including the date of this Agreement, Seller has not transferred ownership of any Intellectual Property that is or was Seller-Owned IP Rights to any third party.

(k)           Except as set forth in Schedule 2.11(k), Seller owns and has good and exclusive title to each item of Seller-Owned IP Rights and each item of Seller Registered Intellectual Property, free and clear of any Liens and any licenses.

(l)           Neither the execution and delivery of this Agreement nor the performance of Seller’s obligations under this Agreement will because of an agreement to which Seller is a party: (i) cause the forfeiture or termination of, give rise to a right of forfeiture or termination of any Seller-Owned IP Rights, (ii) impair the right of Seller to use, possess, sell or license any Seller-Owned IP Rights or portion thereof, or (iii) result in the grant to any Person of any rights or licenses to, or options to license, any Seller-Owned IP Rights.

(m)           Except as set forth in Schedule 2.11(m), each item of Seller Registered Intellectual Property is subsisting (or in the case of applications, applied for) and valid (excluding applications), all registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Seller Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Seller Registered Intellectual Property and recording Seller’s ownership interests therein.

(n)           Except as set forth in Schedule 2.11(n), to the Knowledge of Seller, there is no material unauthorized use of any Seller-Owned IP Right, unauthorized disclosure of Confidential Information (as defined in Section 2.11(u)) or infringement or misappropriation of any Intellectual Property rights in any Seller-Owned IP Rights by any third party, including any employee or former employee of Seller.  Except as set forth in Schedule 2.11(n), Seller has not brought any legal proceeding for infringement or misappropriation of any Intellectual Property.

(o)           Except as set forth in Schedule 2.11(o), between January 1, 2008 and the date of this Agreement, Seller has not received written notice of any charge, complaint, demand, suit, claim, action, investigation, or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of Seller to exercise any Intellectual Property right or which involves a claim that Seller has breached or is not in compliance with the terms of any contract governing the use of Open Source Materials or that any Seller Product (or any portion thereof) is required to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge, in each case pursuant to the terms of any contract governing the use of Open Source Materials.  Except as set forth in Schedule 2.11(o), between January 1, 2008 and the date of this Agreement, Seller has not received any written communication challenging the validity, enforceability, or Seller’s ownership of, any Seller-Owned IP Rights.

(p)           Except as set forth in Schedule 2.11(p), to the Seller’s Knowledge, the operation of Seller’s business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Seller Product and (ii) Seller’s use of any product, device or process used in Seller’s business, does not infringe or misappropriate any Third Party Intellectual Property Right and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction in a manner reasonably expected to result in a Seller Material Adverse Effect, and to the Knowledge of Seller, there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Seller Product or the operation of Seller’s business is infringing or has infringed on or misappropriated any Third Party Intellectual Property Right.

(q)           As of the date of this Agreement, none of the Seller-Owned IP Rights, the Seller Products, or Seller is subject to any proceeding (other than normal prosecution of patent and trademark applications in any foreign or domestic Patent and Trademark Office), outstanding order or stipulation (i) restricting in any manner the use, transfer, or licensing by Seller of any Seller-Owned IP Right or any Seller Product, or which would reasonably be expected to affect the validity, use or enforceability of any such Seller-Owned IP Right or Seller Product, or (ii) restricting the conduct of the business of Seller in any respect in order to accommodate Third Party Intellectual Property Rights.

(r)           Seller has taken commercially reasonable efforts to secure valid written assignments from all of Seller’s current and former consultants, independent contractors, and employees who were involved in, or who contributed to, the creation or development of any  Seller-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Seller does not already own by operation of law.

(s)           To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller is in material violation of any term or covenant of any contract relating to patent disclosure, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission.  To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any Intellectual Property rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(t)           To the Seller’s Knowledge, the employment of any employee of Seller or the use by Seller of the services of any consultant or independent contractor does not subject Seller to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller.

(u)           Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information that it intends to maintain as confidential and that is included in the Seller IP Rights (“Confidential Information”).  Without limiting the foregoing, Seller has a policy requiring all employees and consultants of Seller having access to Confidential Information of any of its respective customers or business partners to execute and deliver to Seller an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of Seller’s customers and business partners, to the extent required by such customers and business partners).

(v)           All Seller Products sold, licensed, leased or delivered by Seller to customers and all services provided by or through Seller to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments including service level commitments and express warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to all packaging, advertising and marketing materials and to applicable product or service specifications or documentation.  Seller does not have any liability for replacement or repair thereof or other damages in connection therewith.

(w)           Seller’s privacy policies comply in all material respects with all applicable laws, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and with any contractual obligations relating to the use, collection, storage, disclosure, processing and transfer of any personally identifiable information collected or obtained by Seller or by third parties having authorized access to the records of Seller.  To the Knowledge of Seller, Seller has not experienced any material breach of security or other unauthorized access by third parties to the Confidential Information, including personally identifiable information in Seller’s possession, custody or control.  Seller has not received any complaint regarding Seller’s use, collection, storage, disclosure, processing and transfer of personally identifiable information.

2.12           Title to and Condition of Properties.  Except as set forth on Schedule 2.12, Seller has good and marketable title to or a valid leasehold interest in all assets necessary for the operation of its business as currently conducted, free and clear of all Liens.  All of the machinery, equipment and other tangible personal property and assets owned or used by Seller and necessary for the operation of its business as currently conducted are in good condition and repair, except for ordinary wear and tear, and are usable in the ordinary course of business.

2.13           Contracts and Agreements.

(a)           Schedule 2.13(a) lists the following written and oral contracts to which Seller is a party (the “Listed Agreements”):  (i) contracts with the twenty largest customers of Seller (measured by gross sales) for each of the two most recent fiscal years, (ii) any contract pursuant to which a third party is licensing to Seller any material software, patents, or other proprietary information or technical know-how (other than “off-the-shelf” software or computer software that may be downloaded and used on a royalty-free basis from the Internet), (iii) any reseller, system integrator, original equipment manufacturer, distribution agreement and any other agreement relating to Seller IP Rights (other than relating to any “off the shelf” software used by Seller), (iv) any employment contract (other than standard offer letters), (v) any consulting contract that is with any consultant whose annual compensation exceeds $100,000, (vi) any contract with any current executive officer (or with any relative of a current executive officer), director or Stockholder, (vii) any pension, retirement, profit sharing, deferred compensation, health or life insurance, bonus or incentive plan, (viii) any contract pursuant to which Seller is leasing real property from any third party, (ix) any contract pursuant to which Seller is leasing personal property from any third party and which requires payments by Seller of more than $100,000 per annum, (x) any union or other collective bargaining agreement, (xi) other than contracts otherwise described in this Section 2.13(a), any contract for the purchase by Seller of materials, products, supplies, equipment or services which (A) requires that Seller pay in the future in excess of $100,000 per annum, (B) contains any escalator or renegotiation or redetermination clause that is material to the Seller, or (C) commits Seller for a fixed term of twelve months or more and requires payments in excess of $100,000 per annum, (xii) any agreement or instrument evidencing indebtedness for borrowed money in excess of $25,000 or creating any security interest in any property owned or used by Seller, (xiii) any contract containing covenants limiting the legal right of Seller in any material respect to compete in any line of business, (xiv) any contract with a customer of Seller for the sharing of fees, the rebating of charges to such customer, or other similar arrangement not reflected in Seller’s books and records, excluding any warranty agreements entered into in the ordinary course of business consistent with practice, (xv) any distributor or manufacturer’s representative contract, (xvi) any contract for capital expenditures in excess of $100,000 in the aggregate between July 1, 2009 and the date of this Agreement, or (xvii) any other contract entered into outside the ordinary course of business between July 1, 2009 and the date of this Agreement, the performance of which involves consideration in excess of $100,000 per annum.

(b)           Seller has delivered to Buyer a correct and complete copy of each contract or other agreement (as amended to this date) listed on Schedule 2.13(a), other than contracts with customers of Seller, for which only contracts with the twenty largest customers of Seller (measured by gross sales) for each of the two most recent fiscal years have been provided.  Except as disclosed in Schedule 2.13(b), as of the date of this Agreement, Seller is not in material breach or default under any of the Listed Agreements and, to the Knowledge of Seller, (i) no other party thereto is in breach thereunder, and (ii) no event has occurred which, with the giving of notice or the passage of time, would become such a breach or default.  As of the date of this Agreement, Seller has not terminated or taken any action to terminate any of the Listed Agreements.  There are no writings extrinsic to any of such Listed Agreements which would materially modify their terms.

(c)           The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not, except as set forth on Schedule 2.13(c), (i) constitute a material default under, or materially violate or conflict with any Listed Agreement, (ii) give rise to a right to terminate by the other party to any Listed Agreement, or (iii) require the consent of any other party to any Listed Agreement.

(d)           Seller has no employee plan or agreement that includes change of control or acceleration of vesting (or similar payment) which would result in an obligation to Buyer of greater than $540,000.

2.14           Insurance.  Schedule 2.14 lists all policies of insurance owned, held, or maintained by or for the benefit of Seller as of the date of this Agreement, including the type and amount of coverage and the expiration dates of the policies and the loss run for the past three years.  Except as set forth on Schedule 2.14, Seller has not received any written notice within the last 90 days preceding the date of this Agreement threatening suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or informing Seller that any coverage listed on Schedule 2.14 will or may not be available in the future on substantially the same terms as now in effect.  Except as set forth on Schedule 2.14, Seller does not have any self-insurance or co-insurance programs.  Except as listed on the loss run set forth on Schedule 2.14 or as otherwise set forth on Schedule 2.14, Seller has not made any insurance claims during the past three years.

2.15           Employees.  Schedule 2.15 sets forth the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all current employees of Seller.  No key employee or group of employees has notified the Seller of any plans to terminate employment with Seller.  Except as set forth in Schedule 2.15, (a) Seller is not a party to any collective bargaining agreement and does not have any relationship with any labor organization, (b) Seller is in material compliance with all applicable laws relating to employment and employment practices, the employment of labor, and has not engaged in any unfair labor practice or unlawful employment practice, and there are no pending or, to Seller’s Knowledge, unremedied grievances or unfair labor practices or other employment-related claims against Seller, (c) there is no labor strike, slowdown or work stoppage relating to Seller pending or, to Seller’s Knowledge, threatened against Seller, (d) Seller has not experienced any work stoppages or been a party to any proceedings before the National Labor Relations Board or other Governmental Entity involving any issues for the three years prior to the date hereof or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the three years prior to the date hereof, (e) Seller has not received notice of any employment-related charge or complaint against Seller before the Equal Employment Opportunity Commission or the Department of Labor or any other Governmental Entity, and (f) Seller has not implemented any “plant closing” (as defined in Worker Adjustment and Retraining Notification Act, “WARN”) or “mass lay-off” (as defined in WARN) of employees that could implicate the WARN Act or similar state, local or foreign laws or regulations.

2.16           Employee Benefits.

(a)           For purposes of this Agreement, the following definitions shall apply:

                                                (i) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

(ii) “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA and any stock purchase, stock option, severance, retention, change-in-control, fringe benefit, termination, supplemental retirement, collective bargaining, bonus, performance awards, incentive, deferred compensation and any and all other employee benefit plans, agreements, programs, policies or other arrangements relating to the employees of Seller or any ERISA Affiliate, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated in this Agreement or otherwise), sponsored, maintained or participated in by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate contribute (or have an obligation to contribute) on behalf of their current or former employees (or their beneficiaries or dependents) and all employee benefit plans previously sponsored or contributed to on behalf of their employees within the last five years.

(iii) “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

(iv) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(vi) “ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code §414.

(vii) “Fiduciary” has the meaning set forth in ERISA §3(21).

(viii) “Multiemployer Plan” has the meaning set forth in ERISA §3(37).

(ix) “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

(x) “Reportable Event” has the meaning set forth in ERISA §4043.

(b)           Schedule 2.16(b) contains a complete and accurate list of all Employee Benefit Plans sponsored, maintained or participated in by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate is contributing or has contributed (or has or had any obligation to contribute), on behalf of the current or former employees (or their beneficiaries or dependents) within the last 5 years. Subject to the requirements of the Internal Revenue Code of

1986, as amended (the “Code”) and ERISA, each of the Employee Benefit Plans can be terminated or amended at will by Seller or an ERISA Affiliate with no penalty, acceleration of vesting (other than as required by Section 411(d)(3) of the Code in connection with a termination or partial termination of any plan intended to qualify under Section 401(a) of the Code) or required payment (other than usual and customary expenses associated with the termination of benefit plans).

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

(iii) Except as set forth on Schedule 2.16(b)(iii), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller or an ERISA Affiliate, as applicable. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Except as set forth on Schedule 2.16(b)(iv), each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is and, since its inception, has been so qualified and: (A) has received a favorable determination letter from the Internal Revenue Service stating that the plan meets the requirements of the Code; (B) operates as a standardized prototype plan with respect to which none of the circumstances which would require it to obtain a favorable determination letter is applicable; (C) is operating within the remedial amendment period and may still obtain a favorable determination letter from the Internal Revenue Service; or (D) with respect to a plan that is within the remedial amendment period and has not yet obtained a favorable determination letter, to Seller’s Knowledge, there exists no circumstances that would preclude the issuance of a favorable determination letter by the Internal Revenue Service; and, to Seller’s Knowledge, nothing has occurred that could adversely affect the qualified status of any such Employee Benefit Plan.  No Employee Benefit Plan is funded by a trust described in Section 501(c)(9) of the Code.

(v) There have been no non-exempt Prohibited Transactions with respect to any Employee Benefit Plan and neither Seller, any ERISA Affiliate, nor, to Seller’s Knowledge, any other “disqualified person” (within the meaning of Code §4975) or any “party in interest” (within the meaning of ERISA §3(14)) has engaged in any non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan that is subject to tax or penalty imposed by either Code §4975 or ERISA §502(i).  No Fiduciary of any Employee Benefit Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened. Neither Seller nor the directors and officers (and employees with responsibility for employee benefits matters) of Seller has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.  Neither Seller nor any ERISA Affiliate has any liability, direct or indirect, to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

(vi) Seller has provided or made available to Buyer (or Buyer’s counsel) copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports and all schedules thereto, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans.  To Seller’s Knowledge, no unwritten amendment exists with respect to any Employee Benefit Plan.  Except as set forth on Schedule 2.16(b)(vi), there is no plan or commitment, whether legally binding or not, to establish any new Employee Benefit Plan, or to modify or to terminate any Employee Benefit Plan (except to the extent required by law or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to any employee of Seller or any ERISA Affiliate.

(vii) None of the Employee Benefit Plans is subject to the requirements of Section 302 or Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate is or ever has been obligated to contribute to any Multiemployer Plan, nor has Seller or any ERISA Affiliate incurred any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan. Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).  No asset of Seller or any ERISA Affiliate is subject to any Lien under ERISA or the Code.

(viii) With respect to each Employee Welfare Benefit Plan, Seller and all ERISA Affiliates have complied with: (A) the applicable healthcare continuation and notice provisions of COBRA, and the applicable COBRA regulations; and (B) the applicable requirements of HIPAA and the regulations thereunder.  To Seller’s Knowledge, neither the Seller nor any ERISA Affiliate has incurred any liability under Sections 4980B or 4980D of the Code.

(ix) Neither Seller nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Seller or of any other Person other than in accordance with COBRA (and any similar state statute or foreign law with respect to each Employee Benefit Plan that is in a “group health plan” (as defined in Section 5000(b)(i) of the Code or any similar state statute or foreign law)).

(c)           Except as required in connection with qualified plan amendments required by tax law changes, the vesting of accrued benefits under any Employee Benefit Plan intended to qualify under Section 401(a) of the Code as a result of termination of that plan or as disclosed on Schedule 2.16(c), the consummation of the transactions contemplated by this Agreement will not: (i) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Seller or any ERISA Affiliate; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Seller or any ERISA Affiliate or the Buyer to amend or terminate any Employee Benefit Plan.  No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of Seller or any ERISA Affiliate who is a “disqualified individual” (as such term is defined in Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transactions contemplated by this Agreement will be an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from Seller or any ERISA Affiliate in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

(d)           Schedule 2.16(d) lists each Employee Benefit Plan that is a  “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i).  Each such nonqualified deferred compensation plan (i) was operated in compliance with Code Section 409A between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Code Section 409A or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in compliance with the  409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009, and (iii) has been in documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.  Neither Seller nor any ERISA Affiliate has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

2.17           Real Property.  Seller does not own any real property which is used or intended to be used, or otherwise related to, Seller’s business as currently conducted.  Schedule 2.17 sets forth the address of each Leased Real Property (as defined below), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller holds an interest in Leased Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Leases”) for each such Leased Real Property (including the date and name of the parties to such Lease).  Seller has delivered or made available to Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in Schedule 2.17, with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law; (b) neither Seller nor, to Seller’s Knowledge, any other party to the Lease is in material breach or default under such Lease, and to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; (c) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (d) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, there are no disputes with respect to such Lease; (e) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (f) Seller does not owe any brokerage commissions or finder’s fees with respect to such Lease.  “Leased Real Property” means all of Seller’s leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used in Seller’s business as currently conducted.

2.18           Environmental Matters.

(a)           For purposes of this Agreement, the following definitions shall apply:

(i) “Environmental Laws” means any applicable laws or any agreement with any Person relating to human health and safety, the environment or to any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

(ii) “Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and relating to the business of Seller as currently conducted.

(iii) “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

(b)           Except as set forth on Schedule 2.18, (i) as of the date of this Agreement, no written notice, notification, demand, request for information, citation, summons or order has been received by Seller, and no complaint has been filed, no penalty has been assessed, and no action, claim, suit, proceeding or review is pending or, to Seller’s Knowledge, is threatened by any Person against Seller and relating to or arising out of any Environmental Law; (ii) Seller is and has been in material compliance with all Environmental Laws and all Environmental Permits; (iii) Seller has all Environmental Permits required for its operations and is in material compliance with such Environmental Permits; and (iv) there are no material liabilities or obligations of Seller (or any of its predecessors) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and, to Seller’s Knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

2.19           Customers and Suppliers.  Schedule 2.19 lists the ten largest customers of Seller (measured by gross sales) for each of the two most recent fiscal years and sets forth opposite the name of each such customer or supplier the percentage of consolidated net sales attributable to such customer. Schedule 2.19 also lists any additional current customers that Seller anticipates shall be among the ten largest customers for the current fiscal year.  Schedule 2.19 lists the ten largest suppliers of Seller (measured by gross purchases) for each of the two most recent fiscal years.  Since the date of the Audited Financial Statements through the date of this Agreement, no supplier of Seller listed on Schedule 2.19 and no other supplier of Seller for which the cessation of supply by such supplier would be expected to result in a Seller Material Adverse Effect has notified Seller in writing that it will stop, or materially decrease the rate of, supplying materials, products or services to Seller, and no customer listed on Schedule 2.19 has notified Seller in writing that it will stop, or materially decrease the rate of, buying materials, products or services from Seller.

2.20           Notes and Accounts Receivable.  Except as set forth on Schedule 2.20, all notes and accounts receivable of Seller reflected on the balance sheet included in the Interim Financial Statements and all notes and accounts receivable arising subsequent to the date of the Interim Financial Statements are reflected properly on its books and records, are valid receivables arising from bona fide sales transactions in the ordinary course of business, and are consistent with past practice, and are payable on ordinary trade terms generally consistent with other software companies.

2.21           Product Warranty.  Except as set forth on Schedule 2.21, all of the products manufactured, sold, leased, and delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. All of the products manufactured, sold, leased, and delivered by Seller are subject to standard terms and conditions of sale or lease, except for modifications made in the ordinary course of business consistent with past practice. Seller has delivered or made available to Buyer copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions).

2.22           Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Seller other than in the ordinary course of business consistent with past practice within the five years preceding the date of this Agreement.

2.23           Brokers, Finders or Financial Advisors.  No broker, investment banker, financial advisor or other person, other than Morgan Stanley, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

2.25           Vote Required.  The affirmative vote of the holders of (i) at least a majority of Seller Common Stock and the Seller Preferred Stock outstanding, voting together, (ii) at least a majority of Series A Preferred Stock outstanding, voting as a separate class,  and (iii) at least a majority of Series B Preferred Stock outstanding, voting as a separate class, (x) as of the date of an Action by Written Consent of the Stockholders or (y) on the record date set for a Stockholder meeting, are the only votes of the holders of any of Seller’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby (the “Stockholder Approval”).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGERCO

Buyer (for purposes of this Article III, any reference to Buyer shall include Buyer and its subsidiaries on a consolidated basis except where the context indicates otherwise) represents and warrants to Seller that:

3.1           Organization and Qualifications.  Each of Buyer and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority:  (a) to carry on its business as currently conducted; and (b) to own and use the properties owned and used by it.  Buyer and MergerCo are each duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Buyer Material Adverse Effect.  For purposes of this Agreement, “Buyer Material Adverse Effect” means any Effect that, individually, or together with any other Effect, has or would be reasonably likely to have material adverse effect on the business, financial condition, results of operations or financial performance of Buyer or on the ability of Buyer or MergerCo to consummate timely the transactions contemplated hereby.

3.2           Authorization.  Buyer and MergerCo each have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and otherwise to carry out their obligations hereunder.  The execution and delivery of this Agreement by Buyer and MergerCo and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and MergerCo, and no further action is required by Buyer and MergerCo.  This Agreement has been duly executed by Buyer and MergerCo and this Agreement constitutes a valid and binding agreement of Buyer and MergerCo enforceable against each of them in accordance with its terms, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law.  Neither Buyer nor MergerCo is in violation of any of the provisions of their respective Certificates of Incorporation, Bylaws or other organizational documents.

3.3           No Breach.  The execution and delivery of this Agreement by each of the Buyer and MergerCo do not, and the consummation of the transactions contemplated by this Agreement do not, conflict with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Liens upon any of the properties or assets of Buyer or MergerCo, pursuant to any provision of:  (a) the Certificate  of Incorporation or Bylaws of Buyer or MergerCo or any provision of the comparable organizational documents of Buyer or MergerCo; (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, license or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or MergerCo or their respective properties or assets; or (c) subject to the governmental filings and other matters referred to in Section 3.4, any material constitution, statute, law, rule, regulation, judgment, order or decree applicable to Buyer or MergerCo or their respective properties or assets.

3.4           Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or MergerCo in connection with the execution and delivery of this Agreement by Buyer and MergerCo or the consummation by Buyer and MergerCo of the transactions contemplated by this Agreement, except for (a) the filing of a premerger notification and report form by Buyer or MergerCo under the HSR Act, if applicable, and other filings as may be required under applicable Antitrust Laws, (b) the filing of the Certificate of Merger as contemplated by Section 1.1 and (c) such approvals as may be required under applicable federal, state or foreign securities laws.

3.5           Litigation; Proceedings.  There is no action, suit or proceeding, governmental or otherwise, pending or, to Buyer’s knowledge, overtly threatened against Buyer, any of its subsidiaries (including MergerCo) or any of their respective properties or business that questions the validity of this Agreement, or the right of Buyer or MergerCo to enter into this Agreement or to consummate the transactions contemplated hereby.

3.6           Financial Ability.  Buyer has cash or has existing borrowing facilities or unconditional, binding firm commitments that are sufficient to enable it to consummate the transactions contemplated by this Agreement.

3.7           Brokers, Finders or Financial Advisors.  No broker, investment banker, financial advisor or other person, other than Goldman Sachs, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or MergerCo.

ARTICLE  IV.

CERTAIN PRE-CLOSING COVENANTS

4.1           Confidentiality.  Buyer and Seller acknowledge that they have entered into that certain Non-Disclosure Agreement, dated January 29, 2010, by and between Buyer and Seller (the “Non-Disclosure Agreement”), which shall continue in full force and effect in accordance with its terms.

4.2           Business Organization.  Except as expressly contemplated by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld), between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement (the “Pre-Closing Period”), Seller shall use commercially reasonable efforts to:

(a)           preserve intact its business organization and to conduct its business only in the ordinary course of business;

(b)           retain or keep available the services of the current officers, employees and agents of Seller;

(c)           maintain good commercial working relations with its suppliers, customers, landlords, creditors, employees, agents and all other entities or persons having business relationships with Seller;

(d)           continue in full force and effect all existing insurance policies held by the Seller; and

(e)           upon Buyer’s reasonable request, otherwise report periodically to Buyer concerning the status of its business, operations and finances.

4.3           Conduct of Business of Seller.  Except as expressly contemplated by this Agreement or as set forth in Section 4.3 of the Disclosure Schedules, during the Pre-Closing Period, Seller shall not cause or permit any of the following, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(a)           Charter Documents.  Any amendments to Seller’s Certificate of Incorporation or Bylaws;

(b)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating Seller to issue any such shares or other convertible securities, other than the issuance of shares of Seller Common Stock upon exercise of then-outstanding Seller Stock Options or conversion of any shares of Seller Preferred Stock;

(c)           Dividends; Changes in Capital Stock.  Except for a dividend in an amount not to exceed the Stock Option Excess (as defined in Section 5.5) to be paid solely out of the proceeds of the exercised stock options identified in Schedule 2.2(a), declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except for any repurchases of Seller Common Stock pursuant to agreements with employees or other service providers relating solely to repurchases upon termination of service with Seller, provided that the Company shall not repurchase any Seller Common Stock pursuant to any rights granted to it under any stock option agreements exercised prior to Closing;

(d)           Employee Plans.  Increase, terminate, amend, or otherwise modify any plan for the benefit of its employees;

(e)           Listed Agreements.  (i) Violate, in any material respect, any of the terms of any of the Listed Agreements, or (ii) enter into any contract or commitment that would be considered a Listed Agreement if it was in effect as of the date of this Agreement or amend or otherwise modify or waive any of the material terms of any of its Listed Agreements, other than in the ordinary course of business consistent with past practice;

(f)           Intellectual Property.  Transfer to any person or entity any material rights to its Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business consistent with past practice;

(g)           Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h)           Assets.  Sell, lease, license or otherwise dispose of, or write-off or write-up or encumber, any of its properties or material assets except in the ordinary course of business consistent with past practices;

(i)           Indebtedness.  Other than in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j)           Leases.  Enter into any lease that requires annual payments by Seller in excess of $100,000;

(k)           Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business or other than the payment, discharge or satisfaction of liabilities as of the date of this Agreement.

(l)           Capital Expenditures.  Except as set forth in Schedule 4.3(l), make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(m)           Insurance.  Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(n)           Bonuses.  Except for the payment of the One Time Bonus (as defined in Section 5.5), pay any special bonus or special remuneration to any employee or director or, other than in the ordinary course consistent with past practice in connection with scheduled performance reviews or under Seller’s existing bonus plans, increase the salaries or wage rates of its employees provided that it consults with Buyer prior to any increases of salaries or rates;

(o)           Severance Arrangements. Grant any severance or termination pay (i) to any director or officer  except any severance or termination pay provided for in any agreements existing as of the date of this Agreement, or (ii) other than in the ordinary course consistent with past practice, to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

(p)           Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer prior to the filing of such a suit or (iii) to enforce its rights under this Agreement;

(q)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(r)           Taxes.  Other than in the ordinary course of business:  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)           Revaluation.  Revalue any of its material assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(t)           Other.  Take, or agree to take, any of the actions described in Sections 4.3(a) through (s) above.

4.4           Public Announcements.  During the Pre-Closing Period, no party hereto will issue, cause or permit the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Buyer and Seller; provided, however, that nothing herein will prohibit either party from issuing or causing publication of information to the extent that such party’s counsel reasonably determines such action to be required by law, or the regulations of any government agency or the principal exchange, in which case the party making such determination will, to the greatest extent practicable in light of the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.  Buyer and Seller shall mutually agree on all disclosures of this Agreement and the transactions contemplated hereby to be made to third parties in connection with securing consents of such third parties and in connection with any permits, approvals, filings or consents required by law to be obtained.  Prior to the Closing, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by Buyer and Seller.

4.5           Consents.  Each party shall cooperate with all other parties and use its commercially reasonable efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and governmental approvals, including consents of parties to the Listed Agreements as are necessary for consummation of the transactions contemplated by this Agreement and for the Surviving Corporation to enjoy all rights under such Listed Agreements after the consummation of the transactions contemplated by this Agreement.

4.6           Notice of Breach; Disclosure; Updating of Schedules.

(a)           Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware occurring from the date hereof to the Closing Date that would constitute a violation or breach of any representation, warranty or covenant of this Agreement such that, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI or VII, as the case may be, or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof such that, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI or VII, as the case may be.  The failure of one party to notify the other of any event, condition or circumstances required to be disclosed pursuant to this Section 4.6(a) shall not constitute a material breach of a covenant for purposes of Section 6.2 or 7.2, as applicable, unless such failure of a representation and warranty to be true results in the condition set forth in Section 6.1 or 7.1, as applicable, to not be satisfied.  No such disclosure shall in any way be deemed to amend, modify, or in any way affect the representations, warranties, and covenants made by any party in or pursuant to this Agreement or be deemed to constitute a waiver of any condition in favor of any party hereto.

(b)           Seller may update Disclosure Schedules during the Pre-Closing Period to reflect the occurrence of any event referred to in Section 4.6(a)(i) and (ii) above after the date hereof in order to make such Disclosure Schedules true and correct as of the Closing Date.

Unless waived in writing by Buyer on or before the Closing Date, no such updated disclosure shall in any way be deemed to amend, modify, or in any way affect the representations, warranties, and covenants made by Seller in or pursuant to this Agreement or be deemed to constitute a waiver of any condition in favor of any such party hereto.

4.7           Non-Solicitation, Non-Negotiation.

(a)           From and after the date of this Agreement until the Closing Date, Seller will not directly or indirectly solicit, initiate, knowingly encourage, or knowingly facilitate (by furnishing non-public information or otherwise) any inquiry or the making of any proposal that is or may reasonably be expected to lead to an Acquisition Proposal, or discuss or negotiate any Acquisition Proposal with any third party; nor will Seller authorize or permit any of its respective officers, directors, employees, bankers, attorneys, accountants, or other representatives (regardless of whether acting or purporting to act on behalf of Seller or otherwise) to do any of these things. For the purposes hereof, “Acquisition Proposal” means a proposal for any tender or exchange offer, merger, consolidation, business combination, purchase, or similar transaction or series of transactions involving the sale or transfer of at least a majority of the capital stock or all or substantially all of the assets (other than sales of inventory in the ordinary course of business) of Seller; but does not include the Merger or other transactions contemplated by this Agreement.

(b)           Seller will as promptly as practicable, but in any event within one day, notify Buyer orally and in writing of any Acquisition Proposal or any inquiry in connection with or that might reasonably be expected to lead to an Acquisition Proposal (including any request for information), including the identity of the person making the Acquisition Proposal or inquiry and the material terms and conditions thereof.

4.8           Notices.  Seller shall give all notices and other information required to be given to the employees of Seller, any collective bargaining unit representing any group of employees of Seller, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

4.9           Preparation of Returns and Payment of Taxes.  Seller shall prepare and timely file all Tax Returns and any amendments thereto required to be filed by it on or before the Closing Date.  Buyer shall have a reasonable opportunity to review prior to filing all of Seller’s income Tax Returns and amendments.  Seller and its subsidiaries shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as:  (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of  Seller; and (b) Seller shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

ARTICLE  V.

ADDITIONAL AGREEMENTS

5.1           Approval of Stockholders.  Following the execution of this Agreement, Seller shall take all action necessary in accordance with law and its Certificate of Incorporation and Bylaws to obtain the Stockholder Approval in an action by written consent and deliver evidence of such approval to Buyer within twenty-four (24) hours after the execution of this Agreement.   The Stockholder Approval shall include an agreement by the Stockholders not to exercise their rights under Article III, Section 6(a) or Article III, Section 13 of Seller’s bylaws with respect to an Acquisition Proposal.  Following the Stockholder Approval, Seller shall take all actions and provide all notices required under the DGCL in connection with such action and the transactions contemplated under this Agreement.  After the Stockholder Approval is obtained, Seller shall not call any additional stockholder meetings or permit any additional votes or written consents concerning any Acquisition Proposal.

5.2           Access to Information.

(a)           Seller shall afford Buyer and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of Seller’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Seller as Buyer may reasonably request.  Seller agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)           Subject to Section 8.2(d), no information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

5.3           Employee Matters.

(a)           Obligations of Buyer; Comparability of Benefits.  Buyer shall, or shall cause the Surviving Corporation to, use its reasonable best efforts to assume all Employee Benefit Plans and other employment-related obligations and agreements with respect to any current or former employees of Seller (“Seller Employees”), provided, however, that nothing herein shall preclude the Buyer or the Surviving Corporation from amending, modifying, suspending or terminating any or all Employee Benefit Plans or other employment-related obligations or agreements with respect to any Seller Employees in its discretion at any time, provided, further, that prior to December 31, 2011, such amendment, modification, suspension or termination shall not materially reduce in the aggregate the benefits provided to Seller Employees as of the Effective Time.

(b)           Pre-Existing Limitations; Service Credit.  With respect to any Employee Benefit Plans of Buyer, the Surviving Corporation or their Affiliates in which Seller Employees participate after the Effective Time, Buyer shall, or shall cause the Surviving Corporation or such affiliates to:  (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Seller Employees to the extent such limitations were waived or otherwise satisfied under the comparable Employee Benefit Plans, and (ii) recognize all regular employee service of Seller Employees with Seller and its current and former affiliates for purposes of eligibility to participate, vesting, form of payment and calculation of the rate of benefits (if applicable) relating to service after the Effective Time, but not (A) to the extent such recognition would result in duplication of benefits or (B) for purposes of benefit accrual under any defined benefit pension plan or equity plan, and only to the same extent such service would be taken into account under a comparable Employee Benefit Plan immediately prior to the Effective Time.

5.4           Consents; Cooperation.

(a)           Each of Buyer and Seller shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under the HSR Act and any foreign antitrust laws, including submitting any such required filings or other request for approvals related to Antitrust Laws (as defined in 5.4(b) below) no later than four (4) business days after execution of this Agreement.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust or fair trade law.

(b)           Each of Buyer and Seller shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Buyer and Seller shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby, unless by mutual agreement Buyer and Seller decide that litigation is not in their respective best interests.  Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Buyer nor Seller shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the six-month anniversary of the date hereof or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction.  Each of Buyer and Seller shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after filing the notification and report form under the HSR Act.

(c)           Notwithstanding anything to the contrary in this Agreement, (i) Buyer shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Seller Material Adverse Effect after the Closing Date or a material adverse effect on Buyer, and (ii) Seller shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Seller Material Adverse Effect.

              5.5           Exercise of Stock Options; Payment of One Time Bonus and Dividend.  Seller shall use its commercially reasonable efforts, which shall include accelerating the vesting provisions in the Seller Stock Options if necessary, to cause the Stockholders to exercise any and all outstanding Seller Stock Options prior to the Closing Date.  Seller shall be permitted to pay a one-time bonus (the “One Time Bonus”) to certain of its selected employees prior to Closing out of the proceeds of the exercise of the Seller Stock Options.  Prior to the payment of the One Time Bonus, Seller shall provide written notice to Buyer of the aggregate amount of the One Time Bonus, the intended recipients and the individual amounts to be paid to the recipients.  Seller shall cause the One Time Bonus to be treated as compensation for accounting and tax purposes.  In the event that the proceeds of the exercise of the Stock Options exceed the One Time Bonus (the “Stock Option Excess”), Seller may issue a dividend to the Stockholders for any or all of the amount of such excess in accordance with Section 4.3(c).

5.6           Director and Officer Indemnification; Insurance.

(a)           From and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Seller pursuant to any agreement of the Seller providing for the indemnification of its officers or directors (the current and former officers and directors of the Seller, and all other persons entitled to be indemnified pursuant to such agreements being referred to collectively as the “Seller Indemnified Parties”). From and after the Effective Time, except to the extent otherwise required to comply with applicable law, Buyer shall cause the certificate of incorporation of the Surviving Corporation to contain the provisions with respect to exculpation from liability no less favorable to the beneficiaries thereof than those set forth in the Seller’s certificate of incorporation immediately prior to the execution and delivery of this Agreement.

(b)           Without limiting the provisions of Section 5.6(a), during the period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, Buyer will indemnify and hold harmless each Seller Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such Seller Indemnified Party’s capacity as a director, officer or employee of the Seller or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Seller Indemnified Party delivers to Buyer a written notice asserting a claim for indemnification under this Section 5.6(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In the event of any such claim, action, suit, proceeding or investigation, (i) Buyer will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Buyer will be deemed to have waived any right to object to the Seller Indemnified Parties’ entitlement to indemnification hereunder with respect thereto), (ii) any counsel retained by the Seller Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Buyer, and (iii) after the Effective Time, Buyer will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event of a final non-appealable judicial determination that any Seller Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, however, that neither Buyer nor the Surviving Corporation, nor any Seller Indemnified Party, will be liable for any settlement effected without its, his or her express written consent.  The Seller Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Seller Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Seller Indemnified Parties.  Notwithstanding anything to the contrary contained in this Section 5.6(b) or elsewhere in this Agreement, Buyer shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.6 unless such settlement, compromise, consent or termination includes an unconditional release of all Seller Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           From the Effective Time through the sixth anniversary of the Effective Time, Buyer shall cause to be maintained in effect, for the benefit of the Seller Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Seller’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement.

(d)           This Section 5.6 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Seller Indemnified Parties, and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation.

5.7           Certain Employment and Other Agreements.  Buyer and certain employees of Seller are entering into certain employment and other related agreements concurrently with this Agreement, which agreements shall be held in escrow by Buyer until the Closing Date, at which time they will be released and become effective.  In the event that this Agreement is terminated for any reason prior to Closing, any and all such agreements with Seller’s employees shall be void and without further force or effect.

                 5.8           Further Assurances.  Each of the parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by any of the other parties to carry out the actions and transactions contemplated by this Agreement. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement.

ARTICLE  VI.

CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF BUYER AND MERGERCO

The obligation of Buyer and MergerCo to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by Buyer (on behalf of Buyer and MergerCo), on or before the Closing Date, of the following conditions:

6.1           Representations and Warranties.  The representations and warranties made by Seller contained in Article II of this Agreement, as qualified by the Disclosure Schedules, shall be true in all respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true with respect to such specified date), except that any failure of such representations and warranties to be true will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not have a Seller Material Adverse Effect; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.1, all qualifications of “material,” “materially,” “materiality,” or “Seller Material Adverse Effect” contained in such representations and warranties shall be disregarded.

6.2           Performance of Covenants.  Seller shall have performed and complied in all material respects with all of the agreements and covenants required by this Agreement to be performed and complied with by it or them prior to or on the Closing Date.

6.3           Litigation.  No investigation, suit, action or other proceeding, or injunction or final judgment (collectively, “Claims”) commenced by a Governmental Entity against Seller or Buyer shall be pending against Seller or Buyer on the Closing Date before any court or governmental commission or agency seeking to restrain or prohibit the consummation of the Merger.

6.4           Consents and Approvals.  All licenses and other consents or approvals required to be obtained from any U.S. Governmental Entity for the consummation of the transactions contemplated hereby shall have been obtained.

6.5           Dissenting Shares.  As of the Closing, Eligible Dissenting Shares, or shares that may become Eligible Dissenting Shares, shall represent not more than ten percent (10%) of the total voting power of the outstanding shares of Seller Common Stock and Seller Preferred Stock on such date.

6.6           Material Changes. There shall not have been any Seller Material Adverse Effect from the date hereof to the Closing Date.

6.7           Stockholder Approval.  The Stockholder Approval shall have been obtained.

6.8           Delivery of Documents.  There shall have been delivered to Buyer the following:

(a)           a certificate of Seller, dated the Closing Date, signed by its Chief Executive Officer, to the effect that the conditions specified in Sections 6.1 and 6.2 have been fulfilled (the “Seller Closing Certificate”);

(b)           a certificate of the Secretary of Seller certifying copies of (i) the Certificate of Incorporation and Bylaws of Seller; and (ii) all requisite corporate resolutions of Seller’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(c)           a certificate of the Secretary of Seller certifying the Stockholder Approval  and the percentage of voting power of the outstanding shares of Seller Common Stock and Seller Preferred Stock that are Eligible Dissenting Shares as of the Closing Date;

(d)           a certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the regulations promulgated under the Code confirming that the Seller is not conveying any interests in United States real property, within the meaning of Section 897 of the Code, in form and substance reasonably satisfactory to the Buyer; and

(e)           a statement setting forth the agreed upon Closing Date Cash Consideration Calculation.

6.9           Escrow Agreement.  The Stockholders’ Agent shall have delivered an executed counterpart of the Escrow Agreement.

6.10           Exercise of Seller Stock Options. Each of the Seller Stock Options shall have been exercised or otherwise redeemed or cancelled by Seller and there shall be no outstanding Seller Stock Options as of the Closing.

6.11           Payoff of Debt.  Any outstanding loan made by Seller to any of its directors, officers or employees shall have been repaid in full in accordance with the terms of such loans prior to the Closing Date and Seller shall have provided to Buyer evidence of such payoffs.  Notwithstanding the foregoing, for any employees with loans to Seller with principal amounts outstanding of less than $60,000, Buyer shall reduce any and all amounts owing to such employees under this Agreement by the amounts owing to Seller and shall remit such amounts to Seller.

ARTICLE  VII.

CONDITIONS PRECEDENT TO OBLIGATIONS
OF SELLER

Seller’s obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by Seller, on or before the Closing Date, of all of the following conditions:

7.1           Representations and Warranties.  The representations and warranties made by Buyer contained in Article III of this Agreement shall be true in all respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date, except that any failure of such representations and warranties to be true will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not have a material adverse effect on the ability of Buyer and MergerCo to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all qualifications of “material,” “materially,” or “materiality” contained in such representations and warranties shall be disregarded.

7.2           Performance of Covenants.  Each of Buyer and MergerCo shall have performed and complied in all material respects with all of the agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

7.3           Litigation.  No Claim commenced by a Governmental Entity against Seller or Buyer shall be pending against Seller or Buyer on the Closing Date before any court or governmental commission or agency seeking to restrain or prohibit the consummation of the Merger.

7.4           Consents and Approvals.  All licenses and other consents or approvals required to be obtained from any U.S. Governmental Entity for the consummation of the transactions contemplated hereby shall have been obtained.

7.5           Delivery of Documents.  There shall have been delivered to Seller a certificate of Buyer, dated the Closing Date, signed by an officer of Buyer, to the effect that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

7.6           Escrow Agreement.  Each of the Escrow Agent and Buyer shall have delivered an executed counterpart of the Escrow Agreement.

7.7           Paying Agent Agreement.  Each of the Paying Agent and Buyer, shall have delivered and executed counterpart of the Paying Agent Agreement.

7.8           Stockholder Approval.  The Stockholder Approval shall have been obtained.

ARTICLE  VIII.

SURVIVAL AND INDEMNIFICATION

           8.1           Survival.

(a)           All representations, warranties, covenants and obligations of the Seller in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule shall survive the Closing and the consummation of the Merger until the Escrow Termination Date, except that the representations and warranties in Sections 2.1, 2.2, 2.10, 2.16, 3.1 and 3.2 (the “Specified Representations”) shall survive until thirty (30) days beyond the expiration of the applicable statute of limitations, and no claims for breach of representations, warranties, covenants and obligations may be brought after the Escrow Termination Date, or with respect to the Specified Representations, thirty (30) days beyond the expiration of the applicable statute of limitations.  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b)           The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy, inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2           Indemnification.

(a)           After the Closing Date, the Stockholders thereafter shall indemnify and hold harmless Buyer, MergerCo and the Surviving Corporation and each of its respective agents, representatives, employees, officers, directors, stockholders, controlling persons and affiliates (collectively, the “Buyer Indemnitees”), and shall reimburse the Buyer Indemnitees for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”) actually paid or suffered as a result of (i) any inaccuracy in any of the representations and warranties of Seller in Article II of this Agreement or the Seller Closing Certificate, and (ii) any failure of Seller to perform or comply with any agreement to be performed or complied with by it in this Agreement.  Each Stockholder shall be severally, and not jointly, liable on a pro rata basis for its respective indemnification obligations under this

Section 8.2(a), which shall be determined based on the quotient obtained by dividing the aggregate consideration payable to such Stockholder pursuant to Section 1.7 by the aggregate Closing Date Cash Consideration (the “Pro Rata Portion”).

(b)           Notwithstanding the foregoing, the Buyer Indemnitees shall not be entitled to indemnification under this Section 8.2 until the aggregate amount of all Damages under this Section 8.2 incurred by the Buyer Indemnitees (collectively) exceeds $1,250,000 (the “Seller Threshold”); provided, however, that all claims of Buyer Indemnitees under Section 8.2 shall accrue in the aggregate until the Damages of Buyer Indemnitees exceed the Seller Threshold, and thereupon the Buyer Indemnitees shall become entitled to be to indemnified for only such Damages that exceed $500,000.

(c)           Subject to the following sentence, but notwithstanding anything to the contrary contained elsewhere in this Agreement, recourse to the Escrow Fund shall be the Buyer Indemnitees’ sole and exclusive remedy following the Closing for claims pursuant to Article VIII.  After the funds in the Escrow Fund have been exhausted, the Buyer Indemnitees may seek recourse directly from the Stockholders for claims for indemnification under Section 8.2(a)(i) for Damages resulting from a failure of the Specified Representations to be true, provided that the maximum amount the Buyer Indemnitees may recover directly from any Stockholder for all such claims shall be limited in the aggregate to the portion of the proceeds actually received by such Stockholder  pursuant to this Agreement (it being understood that any amounts held on behalf of a Stockholder in the Escrow Fund shall not be deemed to have been “actually received” for purposes of this Section 8.2(c) unless and until such amounts have been actually distributed to such Stockholder). Except as otherwise provided herein, no current or former stockholder, director, officer, employee, affiliate or advisor of the Seller shall have any personal or individual liability of any nature to the Buyer Indemnitees with respect to any breach of any representation, warranty, covenant or obligation set forth in, or any other breach of, this Agreement.  Nothing in this Agreement shall prevent Buyer from bringing a common law action for actual fraud with intent to deceive against any Person whose own such fraud has caused Buyer to incur Damages or limit the Damages recoverable by Buyer in such common law action, provided that no Buyer Indemnitee shall be entitled to recover more than once for the same Damages.

(d)           Without limiting the effect of any other limitation contained in this Article VIII, for purposes of this Agreement, none of the representations and warranties of the Seller set forth in this Agreement shall be deemed to be or to have been inaccurate if, during the period from the execution and delivery of this Agreement and continuing until the Effective Time, (i) the Seller delivers written notice of the inaccuracy to Buyer or MergerCo and (ii) Buyer and MergerCo nonetheless elect to proceed with the Closing.

(e)           The amount of any Damages that are subject to indemnification under this Article VIII shall be calculated net of: (i) any tax benefit received or receivable by the Buyer Indemnitees in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages; and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by the Buyer Indemnitees in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages.  The Buyer Indemnitees shall seek full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder.

(f)           To the extent the Buyer Indemnitees are entitled to be indemnified pursuant to this Article VIII, the Stockholders’ Agent shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Buyer Indemnitees may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification payment is directly or indirectly related.  The Buyer Indemnitees shall permit the Stockholders’ Agent to use the name of any of the Buyer Indemnitees in any transaction or in any action or proceeding or other matter involving any of such rights or remedies, and the Buyer Indemnitees shall take such actions as the Stockholders’ Agent may reasonably request for the purpose of enabling the Stockholders’ Agent to perfect or exercise the right of subrogation of the Stockholders’ Agent hereunder.

(g)           Promptly after any of the Buyer Indemnitees becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any indemnification claim by a Buyer Indemnitee under this Article VIII, such Buyer Indemnitee shall take all commercially reasonable steps to mitigate and minimize all Damages that may result from such event or circumstance.

8.3           Indemnification Payment.

(a)           Buyer shall not be entitled to indemnification under this Section 8.3 unless it has duly delivered a written notice to the Stockholders’ Agent and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), setting forth: (i) the specific representation and warranty alleged to have been breached by the Company; (ii) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and (iii) the aggregate dollar amount of the Damages being claimed with respect to the breach referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).

(b)           During the 45-day period commencing upon the receipt by the Stockholders’ Agent of a Notice of Indemnification Claim, the Stockholders’ Agent shall deliver to Buyer and the Escrow Agent a written response (the “Response Notice”) in which the Stockholders’ Agent:  (i) agrees that the full Claimed Amount is owed to Buyer; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to Buyer; or (iii) asserts that no part of the Claimed Amount is owed to Buyer.  Any part of the Claimed Amount that is not agreed by the Stockholders’ Agent to be owed to Buyer pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to Buyer) shall be referred to as the “Contested Amount.”  If the Stockholders’ Agent does not deliver a Response Notice within the aforementioned 45-day period, it shall be deemed to have submitted a Response Notice in which the Agreed Amount was equal to the Claimed Amount.

(c)           If the Stockholders’ Agent delivers a Response Notice to Buyer agreeing that the full Claimed Amount is owed to Buyer, then, within three days following the receipt of such Response Notice by Buyer, Buyer and the Stockholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the full Claimed Amount (or such lesser amount as may remain in the Escrow Fund) to Buyer from the Escrow Fund.

(d)           If the Stockholders’ Agent delivers a Response Notice to Buyer agreeing that less than the full Claimed Amount is owed to Buyer, then, within three days following the receipt of such Response Notice by Buyer, Buyer and the Stockholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Agreed Amount (or such lesser amount as may remain in the Escrow Fund) to Buyer from the Escrow Fund.

(e)           If the Stockholders’ Agent delivers a Response Notice to Buyer indicating that there is a Contested Amount, the Stockholders’ Agent and Buyer shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Buyer and the Stockholders’ Agent resolve such dispute in writing, then a settlement agreement stipulating the amount owed to Buyer (the “Stipulated Amount”) shall be signed by Buyer and the Stockholders’ Agent. Within three days after the execution of such settlement agreement, Buyer and the Stockholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Stipulated Amount (or such lesser amount as may remain in the Escrow Fund) to Buyer from the Escrow Fund.

(f)           If the Stockholders’ Agent and Buyer are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Buyer, then either Buyer or the Stockholders’ Agent may submit the contested portion of the indemnification claim to binding arbitration in accordance with Section 8.3. The final decision of the arbitrator shall include the dollar amount of the award to Buyer, if any (the “Award Amount”), and shall be furnished to the Stockholders’ Agent and Buyer in writing.  Within three days following the receipt of the final award of the arbitrator setting forth the Award Amount, Buyer and the Stockholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Award Amount (or such lesser amount as may remain in the Escrow Fund) to Buyer from the Escrow Fund.

(g)           If the aggregate amount remaining in the Escrow Fund as of the Escrow Termination Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Escrow Termination Date, of (i) the Contested Amounts associated with all indemnification claims that have not been finally resolved and paid prior to the Termination Date in accordance with this Section 8.3, and (ii) any Claimed Amounts for which Stockholders’ Agent has not yet delivered a Response Notice (each, an “Unresolved Escrow Claim,” and the aggregate dollar amount of such Contested Amounts as of the Escrow Termination Date being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund, either (x) the Aggregate Distribution Amount to the Paying Agent, or (y) to each Participant, an amount determined by multiplying such Participant’s Pro Rata Portion by the Aggregate Distribution Amount, as shall be determined by Buyer and Stockholders’ Agent.  For purposes of this Section 8.3(g), the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Termination Date minus the Aggregate Pending Claim Amount.

(h)           Following the Escrow Termination Date, if an Unresolved Escrow Claim is finally resolved, Buyer and the Stockholders’ Agent shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund, either (i) the Excess Escrow Amount to the Paying Agent, or (ii) to each Participant an amount determined by multiplying such Participant’s Pro Rata Portion by the Excess Escrow Amount, as shall be determined by Buyer and Stockholders’ Agent.  For purposes of this Section 8.3(h), the “Excess Escrow Amount” shall mean the amount (if any) by which the aggregate amount remaining in the Escrow Fund as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims.

(i)           The parties agree that any amounts released to Buyer from the Escrow Fund pursuant to this Section 8.3 shall be treated as a reduction in the aggregate consideration paid in connection with the Merger for all income tax purposes.

8.4           Procedure for Indemnification--Third Party Claims.  The Buyer shall with reasonable promptness give to the Stockholders’ Agent written notice if it or any of the other Buyer Indemnitees becomes aware of any liability, loss, damage, claim, cost and expense with respect to which indemnity under Section 8.2 may be asserted.  If any claim is made by a third person or an action or proceeding commenced for which the any of the Buyer Indemnitees shall seek indemnity from the Stockholders, Buyer party shall give to the Stockholders’ Agent prompt written notice of the claim stating the nature and basis of such claim and, to the extent known, the amount of and remedy sought by such third person, and request the Stockholders’ Agent, on behalf of the Stockholders, to defend the same; provided, that the failure of the Buyer to deliver prompt written notice shall not result in any liability on the part of the Buyer (or result in the reduction of any right to indemnification) except to the extent of actual prejudice which results from such failure.  The Stockholders’ Agent shall have the right to defend against such liability at its expense, and shall give written notice to the Buyer of the commencement of such defense with reasonable promptness after the giving of the written notice of the claim by the Buyer.  The Buyer shall be entitled to participate with the Stockholders’ Agent in such defense (at the Buyer’s expense except with respect to defenses which are not available to the Stockholders’ Agent), but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the written consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld or delayed) if the Stockholders’ Agent has assumed such defense.  In the event the Stockholders’ Agent does not accept the defense of the matter as provided above, or does not notify the Buyer of its election to defend such a matter within 30 days after written notice from the Buyer, the Buyer shall have the full right to defend against such liability and consent to the entry of any judgment or settlement of the matter in such manner as it may deem appropriate.  In the event the Stockholders’ Agent shall assume the defense, the Buyer shall cooperate in the defense of such action, and the records of the Buyer shall be available to the Stockholders’ Agent with respect to such defense, provided, however, that the Stockholders’ Agent shall not, in the defense of any such action, consent to the entry of any judgment or enter into any settlement where such entry of judgment or settlement does not include a provision releasing the Buyer Indemnitees from all liability with respect to such action, except with the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed).  Notwithstanding anything to the contrary, except with the consent of the Stockholders’ Agent, no consent or settlement of any third party claim shall be determinative of the amount of Damages relating to such claim.

8.5           Stockholders’ Agent.

(a)           Pete Chung shall be constituted and appointed as agent (“Stockholders’ Agent”) for and on behalf of the Stockholders  to give and receive notices and communications, to authorize delivery to Buyer of the cash or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to consent or agree to any amendment to this Agreement or the Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any other Person.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten days’ prior written notice to Buyer.  No bond shall be required of the Stockholders’ Agent, [and the Stockholders’ Agent shall receive no compensation for his services].  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Stockholders.

(b)           The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith, without gross negligence and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Stockholders shall severally (on a pro rata basis according to their respective interests in the Escrow Fund) indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c)           From and after the Effective Time, Buyer shall cause the Surviving Corporation to provide the Stockholders’ Agent with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Buyer and the Surviving Corporation for purposes of performing his duties and exercising his rights under this Agreement, provided that the Stockholders’ Agent shall treat confidentially any nonpublic information he receives from Buyer regarding the Surviving Corporation (except in connection with the performance by the Stockholders’ Agent of his duties or the exercise of his rights under this Agreement).

8.6           Actions of the Stockholders’ Agent.  A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Stockholder.  The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

ARTICLE  IX.

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have:

(a)           by mutual written consent duly authorized by the Boards of Directors of Buyer and Seller;

(b)           by either Buyer or Seller, if the Closing shall not have occurred on or before July 31, 2010 (provided that a later date may be agreed upon in writing by Buyer and Seller);

(c)           by Buyer, if Seller shall breach any representation, warranty, obligation or agreement hereunder and such breach (if capable of remedy) shall not have been cured within twenty (20) business days of receipt by Seller of written notice of such breach and as a result of such breach the conditions set forth in Section 6.1 or 6.2, as the case may be, would not be satisfied;

(d)           by Seller, if Buyer shall breach any representation, warranty, obligation or agreement hereunder and such breach (if capable of remedy) shall not have been cured within twenty (20) business days following receipt by Buyer of written notice of such breach and as a result of such breach the conditions set forth in Section 7.1 or 7.2, as the case may be, would not be satisfied;

(e)           by either Buyer or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; and

(f)           by Buyer, immediately and without the necessity to provide an ability to cure, in the event that evidence of the Stockholder Approval is not delivered to Buyer within the timeframe set forth in Section 5.1 of this Agreement.

9.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, except to the extent that such termination results from the knowing, willful and material breach by the non-terminating party hereto of any of its representations, warranties or covenants set forth in this Agreement in which case the terminating party may pursue all legal remedies and would be entitled, but not limited, to the payment of its expenses associated with this Agreement; provided that the provisions of Section 4.1

(Confidentiality), Section 9.3 (Expenses), Article X (Miscellaneous) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

9.3           Expenses. Subject to Section 9.2, Buyer and Seller shall each be responsible for their own respective legal, accounting, investment banking and other expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.

9.4           Amendment.  The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Buyer and Seller; provided that an amendment made subsequent to adoption of the Agreement by the Stockholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Seller Common Stock and Seller Preferred Stock at the Closing, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Seller Common Stock or Seller Preferred Stock.

9.5           Extension; Waiver.  At any time prior to the Effective Time either Buyer or Seller may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE  X.

MISCELLANEOUS

10.1           Time of the Essence.  Time is in the essence in the transaction contemplated by this Agreement.

10.2           Entire Agreement.  This Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein, including, without limitation, that certain letter of intent dated April 13, 2010, from Buyer to Seller; provided, however¸ that the Non-Disclosure Agreement shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement, which are not fully expressed herein.  The Schedules and each Exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

10.3           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.4           Descriptive Headings.  The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

10.5           Notices.  Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, by facsimile, by overnight courier or five days after posting by registered or certified mail, postage prepaid, addressed as follows:

If to Buyer:                                                           Lexmark International, Inc.
740 West New Circle Road
Lexington, KY 40511-1806
Attention:  Robert Patton
Facsimile: (859) 232-3128

With copies to:                                                    Dinsmore & Shohl LLP
255 East Fifth Street, Suite 1900
Cincinnati, OH 45202
Attention: Susan B. Zaunbrecher, Esq.
Facsimile:  513-977-8141

If to Seller:                                                            Perceptive Software Inc.
22701 West 68th Terrace
Shawnee, KS 66226
Attention:  Eric Bur
Facsimile:  913-667-5090

With copies to:                                                     Cooley LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA  94306
Attention:  Matthew Hemington, Esq.
Facsimile:  650-849-7400

If to Stockholders’ Agent:                                 Morgan Stanley Venture Partners
2725 Sand Hill Road
Menlo Park, California 94025
Attention: Pete Chung
                                                                                                Facsimile: 650-233-2626

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this Section.

10.6           Arbitration.  Any dispute under this Agreement which is not settled by mutual agreement among the parties hereto, shall be finally settled by binding arbitration, conducted by the Delaware Chancery Court pursuant to 10 Delaware Code Section 349 in accordance with Chancery Court Rules 96, 97, and 98 or such other applicable rules then in effect  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Buyer and MergerCo on the one hand, and Seller or, after the Closing, the Stockholders’ Agent on behalf of the Stockholders, on the other hand.  Each party shall bear its own costs and attorneys’ and witness’ fees.  The prevailing party in any arbitration, as determined by the arbitration panel or arbitrator, shall be entitled to an award against the other party in the amount of the prevailing party’s costs and reasonable attorneys’ and experts’ fees.  In making any such award, the arbitration panel or arbitrator shall take into consideration the outcome of the proceeding and the reasonableness of the conduct of each such party in connection with the dispute, in light of the facts known to such party at the time such party engaged in such conduct.  The arbitration panel or arbitrator shall not have authority to award punitive damages hereunder.  The arbitration shall be held in Wilmington, Delaware or such other location as the parties thereto may agree.

10.7           Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

10.8           Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than Section 5.6.

10.9           Assignability.  Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void provided, however, that this Agreement may be assigned by Buyer to an affiliate or subsidiary of Buyer.

10.10           Waiver and Amendment.  Subject to Section 9.5, any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Subject to Section 9.4, the parties may, by mutual agreement in writing, amend this Agreement in any respect.

10.11           Affiliate Knowledge; Seller Knowledge.  Where any representation or warranty made by Seller contained in this Agreement is expressly qualified by reference to “Knowledge”, the “Knowledge of Seller” or to “Seller’s Knowledge”, such knowledge shall be deemed to exist if the matter is within the actual knowledge of any affiliate or any of the officers or directors of Seller.

10.12           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of this Agreement is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.13           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

BUYER:
LEXMARK INTERNATIONAL, INC.

By: /s/ Paul J. Curlander
Title: Chairman and Chief Executive Officer

MERGERCO:
2010 PARIS ACQUISITION CO.

By: /s/ Paul J. Curlander
Title: President

SELLER:
PERCEPTIVE SOFTWARE INC.

By: /s/ Scott T. R. Coons
Title: President and Chief Executive Officer

STOCKHOLDERS’ AGENT, solely for the purpose of Sections 8.3 through 8.6:

By: /s/ Pete Chung
Pete Chung

EXHIBIT A

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
2010 PARIS ACQUISITION CO.
(a Delaware Corporation)
with and into
PERCEPTIVE SOFTWARE, INC.
(a Delaware Corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:                      The name and state of jurisdiction of incorporation of the constituent corporations which are to merge are 2010 Paris Acquisition Co., a Delaware corporation, and Perceptive Software, Inc., a Delaware corporation.

SECOND:                      An Agreement and Plan of Merger by and among Lexmark International, Inc., 2010 Paris Acquisition Co., Perceptive Software, Inc. and Pete Chung, dated as of May [__], 2010 has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the Delaware General Corporation Law.

THIRD:                      The name of the surviving corporation in the merger shall be Perceptive Software, Inc., a Delaware corporation.

FOURTH:                      The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation with such amendments as expressed in the Amended and Restated Certificate of Amendment of Perceptive Software, Inc., attached hereto as Exhibit A.

FIFTH:                      The merger is to become effective at the time of filing local time in the State of Delaware on the date of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:                      The executed Agreement and Plan of Merger is on file at the place of business of Perceptive Software, Inc. as the surviving Delaware Corporation.  The address of such place of business of Perceptive Software, Inc. is 22701 West 68th Terrace, Shawnee, Kansas 66226.

SEVENTH:                      A copy of the executed Agreement and Plan of Merger will be furnished by Perceptive Software, Inc., on request and without cost, to any stockholder of either of the constituent corporations.

[Signature Page to Follow]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, this ______ day of [__________], 2010.

PERCEPTIVE SOFTWARE, INC.

_____________________________________________
    Scott T. R. Coons, President and Chief Executive Officer

Exhibit A
STATE of DELAWARE
AMENDED and RESTATED
CERTIFICATE of INCORPORATION
of PERCEPTIVE SOFTWARE, INC.

FIRST:                           The name of this corporation is Perceptive Software, Inc. (the "Company" or the "Corporation").

SECOND:                      The address of the registered office of this Company in the state of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:                           The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                       The amount of the total stock this Corporation is authorized to issue is 1,000 shares and all such shares are to have a par value of $0.01 per share.

FIFTH:                             To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which Delaware General Corporation Law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.  Any amendment, repeal or modification of the foregoing provisions of this Article FIFTH shall not adversely affect any right or protection of any director, officer or other agent of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such directors occurring prior to, such amendment, repeal or modification.

Any amendment, repeal or modification of the foregoing provisions of this Article FIFTH shall not adversely affect any right or protection of any director, officer or other agent of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

Exhibit B

ESCROW AGREEMENT

 ESCROW AGREEMENT (the "Agreement") dated as of , 20,

BY AND AMONG: Pete Chung, residing at Morgan Stanley Venture Partners, 2725 Sand Hill Road, Menlo Park, California 94306;

(the "Stockholders’ Agent");

AND:	[Lexmark International, Inc.], a corporation incorporated under the laws of Delaware

(the "Buyer");

AND:	COMPUTERSHARE TRUST COMPANY, N.A., a national banking association (the "Escrow Agent" or "Computershare").

 WHEREAS the Stockholders’ Agent and the Buyer have entered into a an Agreement and Plan of Merger with 2010 Paris Acquisition Co., a wholly owned subsidiary of the Buyer (“MergerCo”), and [Perceptive Software, Inc.], a Delaware corporation (the “Seller”), dated as of , 2010 (the "Merger Agreement") that provides, among other things, that MergerCo would merge with and into Seller, upon and subject to the terms and conditions contained in the Merger Agreement;

 WHEREAS the Merger Agreement contemplates that an amount equal to the Escrow Amount shall be deposited in escrow with the Escrow Agent, to be held and distributed by the Escrow Agent on the terms and conditions set forth herein;

 WHEREAS the Buyer and the Stockholders’ Agent wish to appoint the Escrow Agent to act as escrow agent in connection with the Merger Agreement;

 NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing recitals, the covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.
Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement.  For the purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Business Day” means any day, other than a Saturday or a Sunday, when the New York Stock Exchange is open for regular business.

 854437 v2/HN

(b)
"Escrow Amount" means the sum of Twenty-Eight Million Dollars ($28,000,000.00) which is initially deposited with the Escrow Agent hereunder, plus (i) any interest or other amounts accruing thereon or with respect thereto as set forth in Section 4 hereof, less (ii) any amount deducted pursuant to Sections 6 and 7 hereof, and less (iii) any amounts paid pursuant to this Agreement.

(c)	"Escrow Termination Date" means the the fifteenth month anniversary of the date of this Agreement.

(d)           "Merger Agreement" has the meaning specified in the preamble.

2.
Appointment of Escrow Agent.  The Stockholders’ Agent and the Buyer hereby appoint the Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

3.
Delivery of the Escrow Amount.  The Buyer hereby remits to the Escrow Agent the Escrow Amount. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement.

4.	Investment of Escrow Amount.

(a)
The Escrow Agent offers the custody of funds placed, at the Stockholders’ Agent’s  and the Buyer’s direction, in deposits, money market funds, other mutual funds, and possibly other similar investments solely at the discretion of the Stockholders’ Agent and Buyer, and the Escrow Agent will not be providing investment advice in connection with this service.

(b)
Pending disbursement of the Escrow Amount, the Escrow Agent shall hold, invest and reinvest such amount either in the manner set forth in (i) or (ii) below, as directed in writing by the Stockholders’ Agent and Buyer.   Such direction to the Escrow Agent shall be provided no later than 11:00 a.m. (Eastern Standard Time) on the day on which the investment is to be made.  Any direction received by the Escrow Agent after 9:00 a.m. or on a day which is not a Business Day, shall be deemed to have been given prior to 9:00 a.m. on the next succeeding Business Day.  In the event the Stockholders’ Agent and Buyer do not provide written investment direction within 2 business days of the day the funds are deposited with the Escrow Agent, the Stockholders’ Agent and Buyer shall be deemed to have instructed the Escrow Agent to hold such funds in a bank account in accordance with section (ii) below.

(i)	In the event that the Stockholders’ Agent and Buyer direct the Escrow Agent to hold, invest or reinvest the Escrow Amount in money market funds or mutual funds, it shall designate the specific

2

fund from the list attached as Exhibit 1 offered through various brokerage firms as identified on Exhibit 1 (the “Brokerage Firms”), which may be amended from time to time by the Escrow Agent.  The Escrow Agent shall perform specialized services in connection with the investment of funds in mutual fund investments on behalf of the Brokerage Firms as applicable, and will receive fees from the Brokerage Firms as compensation for providing such specialized services.  Each of the Stockholders’ Agent and Buyer acknowledges that the Brokerage Firms will show the Escrow Agent, and offer to the Escrow Agent’s clients, mutual fund investments that they offer that generate sufficient fees to compensate them with respect to such specialized services.   All earnings received from the investment of the Escrow Amount shall be credited to, and shall become a part of, the Escrow Amount (and any brokerage charges and similar fees as well as losses, if any, on such investments shall be debited to the Escrow Amount).

(ii)
In the event that the Stockholders’ Agent and Buyer direct the Escrow Agent to hold, invest or reinvest the Escrow Amount in a bank account, they shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Exhibit 2 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”).  The deposit of the Escrow Amount in any of the Approved Banks shall be deemed to be at the direction of the Stockholders’ Agent and Buyer.  At any time and from time to time, the Stockholders’ Agent and Buyer may direct Escrow Agent by written notice (a) to deposit the Escrow Amount with a specific Approved Bank, (b) not to deposit any new amounts in any Approved Bank specified in the notice and/or (c) to withdraw all or any of the Escrow Amount that may then be deposited with any Approved Bank specified in the notice.  With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable.  Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Stockholders’ Agent and Buyer in the notice.

Interest on the Escrow Amount shall accrue for the benefit of the Stockholders’ Agent and Buyer at a rate equal to the then current 3-month U.S. Treasury Bill rate. Such interest shall accrue to the Escrow Amount within three (3) business days of each month end and shall be held by the Escrow Agent and become part of the Escrow Amount.  Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of additional interest that may be earned on the

3

Escrow Amount pursuant to this Section 4(b)(ii).

(c)
Subject to the performance of the Escrow Agent’s duties pursuant to this Section 4, The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of Stockholders’ Agent and the Buyer and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Amount which may result from any investment made pursuant to this Section 4, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) or other losses on any investment required to be liquidated or sold prior to maturity in order to make a payment required hereunder.  In the event the Escrow Amount is invested as set forth in Section 4(b)(ii), Stockholders’ Agent and Buyer acknowledge and agree that the Escrow Agent acts prudently in depositing the Escrow Amount at any Approved Bank, and that the Escrow Agent is not required to make any further inquiries in respect of any such bank.

5.	Authorized Disbursements. The Escrow Agent is hereby authorized to disburse funds out of monies constituting the Escrow Amount, only in accordance with Sections 4 or 6.

6.
Release from Escrow.  The Escrow Amount shall be released by the Escrow Agent as follows: (i) at any time upon receipt of a written joint notice from the Buyer and the Stockholders’ Agent substantially in the form attached hereto as Schedule A, the Escrow Agent shall pay from the Escrow Amount to the Party specified in such notice the  amount specified therein; or

    (ii) upon the directions set forth in the copy of a final judgment, decree or order of a court.

7.	Responsibility of Escrow Agent; Indemnification.

(a)
The Buyer and the Stockholders’ Agent acknowledge and agree that the Escrow Agent acts hereunder as a depositary only and, subject to applicable legal requirements and except for its own gross negligence or bad faith, (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it (including, without limitation, the Merger Agreement), for the form or execution of such instruments, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on

4

the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent, and unless it is indemnified and funded, in a manner satisfactory to it, against such expense or liability; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for determining the accuracy thereof; (v) may employ and consult counsel satisfactory to it, including in-house counsel; and, (vi) shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(b)
The Escrow Agent may employ such counsel, accountants, engineers, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties.  The reasonable costs of such services shall be added to and be part of the Escrow Agent's fee hereunder.

(c)
The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement.

(d)
No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own gross negligence or bad faith.

(e)
The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or bad faith.

(f)	The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any cash to the Escrow Agent whether delivered by hand, wire transfer, registered mail or bonded courier.

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(g)
The forwarding of a check by the Escrow Agent will satisfy and discharge the liability for any cash amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such check is not honored on presentation; provided that in the event of non-receipt of such check by the payee, or loss or destruction thereof, the Escrow Agent upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement check for the amount of such check.

(h)
The Buyer shall pay the costs and expenses of the Escrow Agent's services hereunder, and the costs and expense reasonably incurred by the Escrow Agent in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder and covered by the remuneration, including without limitation, all out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder).  Any amount owing under this Section and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand. If payment is not received when due, the Escrow Agent shall be entitled to draw down on the Escrow Amount in order to effect such payment and may sell, liquidate, convey or otherwise dispose of any investment for such purpose.

(i)
The Buyer and the Stockholders’ Agent shall jointly and severally indemnify the Escrow Agent and its officers, directors, employees, agents, affiliates, successors and assigns and hold it and them harmless from and against any loss, fee, claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Escrow Agent  and its officers, directors, employees,  agents, affiliates, successors and assigns arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys' fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent's or its officers’, directors’, employees’, agents’, affiliates’, successors’ or assigns’ gross negligence or bad faith. Escrow Agent and its officers, directors, employees, agents, affiliates, successors and assigns shall not be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if

6

apprised of the possibility of such damages. The foregoing indemnification and agreement to hold harmless shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

(j)
The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow agent only and having only possession thereof.  This Section 7 shall survive notwithstanding any termination of the Agreement or the resignation or removal of the Escrow Agent.

(k)
The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(l)
The Escrow Agent accepts the duties and responsibilities under this Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

(m)
The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow under this Agreement.

8.                Resignation of Escrow Agent; Successor by Merger

(a)
Resignation and delivery.  The Escrow Agent may at any time resign as such, subject to this Section 8, by delivering written notice of resignation to the other parties to this Agreement and by delivering the Escrow Amount (less any portion thereof previously distributed in accordance with this Agreement) to any successor escrow agent designated by the Buyer and the Stockholders’ Agent, or by a court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier to occur of (the "Resignation Date"): (i) the appointment of a successor escrow agent as aforesaid or by a court of competent jurisdiction; or (ii) the day which is 30 days after the date of delivery of the Escrow Agent's written notice of resignation to the other parties hereto, or such shorter notice as the parties accept as sufficient.  If the Escrow Agent has not received written notice of the designation of a successor escrow agent by the Resignation  Date, the Escrow Agent's sole responsibility after such time shall be to

7

retain and safeguard the Escrow Amount until receipt of written notice of the designation of a successor escrow agent hereunder or pursuant to a final non-appealable order of a court of competent jurisdiction. If a successor escrow agent has not been appointed within 90 days of the date of the delivery of its written notice of resignation, the Escrow Agent shall deliver the Escrow Amount (less any portion thereof previously distributed in accordance with this Agreement) to the legal counsel designated by the Buyer and the Stockholders’ Agent and all of the Escrow Agent's duties and obligations under this Agreement shall thereupon cease immediately.  Failing such designation by the Buyer and the Stockholders’ Agent, the Escrow Agent shall deliver such Escrow Amount to [               ] whereupon this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement.  Buyer and the Stockholders’ Agent, acting together, shall have power at any time to remove the existing Escrow Agent and to appoint a successor escrow agent.

(b)
Deduction of Fees.  If the Escrow Agent resigns or is removed pursuant to this Section  8, the Escrow Agent shall be entitled, prior to delivery to any party of the Escrow Amount, to deduct any amounts owing to it in respect to outstanding and unpaid fees, disbursements and interest thereon whereupon this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement.

(c)
Incapacity of Escrow Agent.  In the event of the Escrow Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Buyer and the Stockholders’ Agent acting together, shall forthwith appoint a successor escrow agent; failing such appointment by the Buyer and the Stockholders’ Agent, the retiring Escrow Agent, acting alone, may apply, at the expense of the Buyer and the Stockholders’ Agent, to a court of competent jurisdiction for the appointment of a successor escrow agent; but any successor escrow agent so appointed by the Court shall be subject to removal as aforesaid by  the Buyer and the Stockholders’ Agent, acting together.

(d)
Transfer and Delivery; Fees.  At the request of the Buyer and the Stockholders’ Agent or the successor escrow agent, the retiring Escrow Agent, upon payment of the amounts, if any, due to it pursuant to this Agreement, including any amounts owing to it in respect to outstanding and unpaid fees, disbursements and interest thereon, shall duly assign, transfer and deliver to the successor escrow agent all property and money held, and all records kept, by the retiring Escrow Agent hereunder or in connection herewith.

(e)	Succession. Any corporation into or with which the Escrow Agent may

8

be merged or consolidated or  amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder.

9.
Tax Reporting.  The Buyer and the Stockholders’ Agent agree to provide all necessary and appropriate tax information and documentation required by the Escrow Agent or applicable taxing authorities in a timely manner as to facilitate proper tax reporting hereunder.  Consistent with applicable law, the sole obligation of the Escrow Agent with regard to tax reporting under this Section 13 shall be to the report amounts released from the Escrow Amount on the appropriate IRS form or forms.

10.	Anti-Money Laundering.

(a)
Each Party to this Agreement (other than the Escrow Agent) hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by, the Escrow Agent in connection with this Agreement, for or to the credit of such Party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such Party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent's prescribed form as to the particulars of such third party.

(b)
The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided (i) that the Escrow Agent's written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent's satisfaction within such ten (10) day period, then such resignation shall not be effective.

    11.           Privacy.

(a)
Definition.  Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or

9

plans, product development, Buyer or Stockholders’ Agent information, (including any non-public information of such Buyer or Stockholders’ Agent), proprietary information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business.   The parties shall treat the terms and conditions (but not the existence) of this Agreement as the Confidential Information of the other party.  Confidential Information shall not include any information that is: (i) already known to the other party or its affiliates at the time of the disclosure; (ii) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (iii) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (iv) independently developed by one party without access to the Confidential Information of the other.

(b)
Use and Disclosure.  All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care.  Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's consent.  Each party will, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law.  Each party will establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, the GLB Act or any other applicable privacy law.  Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any threats or hazards to the security and integrity of the Confidential Information; and (iii) protect against any unauthorized access to or use of the Confidential Information.  To the

10

extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

(c)
Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, the party receiving such request will notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)
Unauthorized Disclosure.  As may be required by law and without limiting either party's rights in respect of a breach of this Section, each party will (i) promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party; (ii) promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and (iii) promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

(e)	Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12.
Notices.  Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication (excluding by way of electronic mail) addressed:

to the Buyer at:
Lexmark International, Inc. 740 West New Circle Road Lexington, Kentucky, 40511
Attention:	Robert Patton
Facsimile:	(859)232-3128

11

With a copy to Dinsmore & Shohl LLP at: 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202
Attention:	Susan B. Zaunbrecher, Esq.
Facsimile:	(513)977-8141

to the Stockholders’ Agent :
Pete Chung Morgan Stanley Venture Partners 2725 Sand Hill Road Menlo Park, California 94025
Facsimile:
to the Escrow Agent at: COMPUTERSHARE TRUST COMPANY, N.A. 350 Indiana Street, Suite 750 Golden, CO 80401

Attention:	John Wahl/Rose Stroud, Corporate Trust Department
Facsimile:	(303) 262-0608

Any such communication shall be deemed to have been validly and effectively given and received on the date of personal delivery or transmission by facsimile or similar means of recorded communication if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Eastern Standard Time) and otherwise on the next Business Day.  Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

13.              Miscellaneous.

(a)	The section headings in this Agreement are for convenience only and shall not affect the meaning or construction of any provision of this Agreement.

(b)	Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders.

12

(c)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(d)	Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof.

(e)
The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(f)
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of this Agreement is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(g)
Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(h)
Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by either party without the prior written consent of the other parties and any attempted assignment without such consent shall be void, provided, however, that (i) this Agreement may be assigned by Buyer to an affiliate or subsidiary of Buyer and (ii) the Escrow Agent may subcontract its record keeping functions to its affiliate provided such subcontracting shall not relive the Escrow Agent of its obligations hereunder.

(i)	This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(j)
This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

(k)	All references herein to money amounts are to lawful money of the United States.

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(l)	The Escrow Agent shall have no obligations with respect to tax reporting other than to deliver the required annual statement of interest earned and except as required by applicable law.

(m)
The Buyer, the Stockholders’ Agent and the Escrow Agent shall keep the terms and conditions of this Agreement confidential and shall only disclose the existence of this Agreement and its terms and conditions to such of their employees and professional advisers who have a need to know.

(n)
The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.  This Agreement shall override the Schedules attached hereto to the extent of any inconsistency.

(o)	Any reference to time of day or date means the local time or date in Canton, Massachusetts, U.S.A.

14.
Day Not A Business Day.  Whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, and such other actions shall be taken, as the case may be, on, or as of, or from a period ending on, the next succeeding Business Day.

(SIGNATURE PAGE FOLLOWS)

14

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

Lexmark International, Inc. By:_____________________________ Authorized Signing Officer
_______________________________ Pete Chung
COMPUTERSHARE TRUST COMPANY, N.A., as Escrow Agent By:____________________________ ● ●

15

SCHEDULE A

Form of Notice of Release

Date:  ●, 20●

 TO:           COMPUTERSHARE TRUST COMPANY, N.A. ("Escrow Agent")

 Pursuant to Section 6(a) of the Escrow Agreement entered into as of ●, 20● by and among ● ("Buyer"), ● ("Stockholders’ Agent") and the Escrow Agent (the "Escrow Agreement"), you are hereby instructed to release to the ●, out of the Escrow Amount (as defined in the Escrow Agreement), the following amount: $______________________________ .

 ●

 ____________________________________
 By:  ●

 ____________________________________
 By:  ●

Exhibit C

SAMPLE The Sample Company

Computershare

Computershare Trust Company, N.A.
250 Royall Street
Canton Massachusetts 02021
Within USA, US territories & Canada 800 546 5141
Outside USA, US territories & Canada 781 575 2765
www.computershare.com

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C 1234567890 J N T

Tax ID certification on file: <Certified Y/N>

TOTAL SHARES 12345678901234

<Corporate Action Type> Form - Action Required

YOUR ACTION IS REQUIRED - PLEASE FOLLOW THESE INSTRUCTIONS

Our records indicate you currently hold <PREDECESSOR COMPANY> <PREDECESSOR CLASS DESC.> stock certificates that have not been converted to cash as a result of the <RATE> <CORPORATE ACTION TYPE>, effective <EFFECTIVE DATE>. In order to receive your cash payment, you MUST return these certificates. Please note: If you also hold shares of <PREDECESSOR COMPANY> <PREDECESSOR CLASS DESC.> stock in uncertificated form, these will be automatically exchanged upon the presentation of your below listed certificate(s). To receive the cash payment for your certificated shares, please follow the instructions below.

Lost Certificates: If you cannot locate some or all of your certificates, read and complete Box A - Lost Certificate(s) on the back of this form and mark the boxes below with an X corresponding to the certificate numbers you cannot locate. You must also sign this form in Box A. You must have your signature(s) notarized if you have lost more than XXXX shares. All registered holders MUST sign exactly as the name is printed above. If your lost certificate(s) is (are) part of an estate or trust, or are valued at more than $250,000, please contact Computershare for additional instructions.

Step 1. Your <PREDECESSOR COMPANY> <PREDECESSOR CLASS DESC.> stock certificates:
Locate the listed certificates.

Lost	Certificate Numbers	Shares	Lost	Certificate Numbers	Shares
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234

You hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held By Us	Total Shares
12345678901234	12345678901234	12345678901234	12345678901234

Step 2. Signatures: Sign and date this form. The names of the registered holders are listed in the Name and Address at the top of this form. All registered holders MUST sign exactly as your name(s) appears above.

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

1 2 3 4 5 6 7 8 9 0 1 2 3 4 C O Y C C L S

001CD40006 00000A

Additional Instructions for Completing the Exchange Form and Surrendering Certificates

Delivery of Certificates: Your old <PREDECESSOR COMPANY> stock certificate(s) and this Exchange Form must be sent or delivered to Computershare. The method of delivery of certificates to be surrendered to Computershare at one of the addresses set forth on the bottom of this page is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received by Computershare. For your convenience, a return envelope is enclosed.

Authorization and Registration: The signature(s) on the reverse side represents that you have full authority to surrender these certificate(s) for exchange and warrants that the shares represented by these certificates are free and clear of liens, restrictions, adverse claims and encumbrances. Issue the new uncertificated shares and/or check in the name(s) that this Exchange Form was addressed.

Form W-9: Under U.S. Federal Income Tax law, a stockholder is required to provide Computershare with such stockholder's correct Taxpayer Identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. **Failure to provide the information on the form may subject you to backup withholding on any reportable payment.** *If you are a foreign individual seeking to qualify as an exempt recipient from backup withholding, you must complete and submit the enclosed Form W-8BEN to Computershare.*

Box A - Lost Certificate(s)

SAFECO INSURANCE COMPANY OF AMERICA

LOST SECURITIES AFFIDAVIT FOR COMPUTERSHARE ACCOUNTS LESS THAN $250,000.00 IN MARKET VALUE

By checking the lost certificates box and signing the bottom of this form, I (we) certify that (a) I (we) am (are) the lawful owner(s) ("Owner") of the shares described on the front of this form; (b) I (we) reside at the address set forth on the front of this form; (c) I (we) am (are) entitled to possession of the lost certificate(s) (the "Lost Securities"); (d) the Lost Securities have been lost, mislaid, stolen or destroyed and cannot now be produced; (e) the Lost Securities WERE NOT ENDORSED and neither the Lost Securities nor the Owner(s)' rights therein have, in whole or in part, been cashed, negotiated, sold, transferred, hypothecated, pledged, disposed of, and to my (our) knowledge, no claim of right, like or interest, adverse to the Owner, in or to the Lost Securities, has been made or advanced by any person; (f) I (we) have made or caused to be made a diligent search for the Lost Securities and have been unable to find or recover the Lost Securities; (g) I (we) make this Affidavit of Lost Securities For Computershare Accounts for the purpose of inducing the issuance of new or replacement Securities ("Replacement Securities") (in book-entry form, unless unavailable through the issuer) in lieu of the said Lost Securities, or the distribution to the Owner(s) of proceeds (including liquidation) thereof; and (h) I (we) agree that this Lost Securities Affidavit for Computershare Accounts may be delivered to and made part of the Safeco Insurance Company of America Bond No. 5926165.

The Owner(s) hereby agree(s) in consideration of (1) the issuance of such replacement Securities in lieu of the Lost Securities, or of the distribution to the Owner of the proceeds there from, and (2) the assumption by Safeco Insurance Company of America of liability therefore under its Bond, the OWNER, his/her/its heirs, successors and assigns agree to indemnify, protect and save harmless Safeco Insurance Company of America, Computershare Inc., Computershare Trust Company, N.A. and the issuer, jointly and severally, and their respective agents, representatives, successors, and assigns, from and against all losses, cost and damages (court costs and attorneys fees) to which they may be subject or liable arising out of or relating to the Lost Securities, the issuance of Replacement Securities, the Owner's requested action herein (or any other action arising out of or relating to the Replacement of Lost Securities), or Safeco Insurance Company of America's assumption of liability under its bond described above.

STEP 1. CALCULATE LOST CERTIFICATE BOND PREMIUM

LOST CERTIFICATE BOND PREMIUM CALCULATION:	---------- Shares Lost	X	XX ---------- Bond premium Per share	=	---------- Total Premium Due (MINIMUM $20.00)	+	$50.00 processing fee	=	---------- Total Check Amount

Multiply the number of shares lost by the Safeco Insurance Company of America Bond premium noted above to calculate the premium you owe. If you have Lost Securities representing XX or fewer shares, there is a minimum premium of $20.00. There is also a processing fee of $50.00. PLEASE MAKE YOUR CHECK PAYABLE TO "COMPUTERSHARE" FOR THE BOND PREMIUM AND PROCESSING FEE AND ENCLOSE WITH THIS AFFIDAVIT. If your request is approved, Computershare will forward the Bond premium to Safeco Insurance Company of America. We cannot complete your exchange without a Surety Bond. NOTE: This premium is calculated based upon each lost share, not per each lost certificate

STEP 2. SIGNATURES OF OWNERS

All registered owners MUST sign below exactly as the name(s) appears on the front of this form. You must have your signature(s) notarized if you have lost more than XXXX shares. If your lost certificate(s) is (are) part of an estate or trust, or are valued at more than $250,000, please contact Computershare for additional instructions.

ANY PERSON WHO, KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON, FILES A STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME.

Signature of owner ____________________ Signature of Co-Owner, if any ____________________

STEP 3. NOTARIZATION

State of ____________ County of ____________ Notary Signature ____________________

Printed Name of Notary ____________________ Sworn to and subscribed to me this (date) ________(month/day/year)

My commission Expires (date) ____________________ (month/day/year) (Notary Seal)

Enclose all certificates in the envelope provided and send with completed form to Computershare.

By Mail:

Computershare
Corporate Actions
P.O. Box 43014
Providence, RI 02940-3014

By Overnight Delivery:

Computershare
Corporate Actions
250 Royall Street
Canton, MA 02021

For Assistance Please Call:

Within USA, US territories & Canada:
1-800-546-5141
Outside USA, US territories & Canada:
1-781-575-2765

RIDER A – PAGE 2 LETTER OF TRANSMITTAL

Special Transfer Instructions:  If your Perceptive Software, Inc. check is to be issued to a person(s) or entities other than the registered owner(s), a transfer of ownership form must be completed. You may obtain transfer of ownership requirements and instructions from the internet at www.computershare.com or by calling Computershare at the number listed below. If you’re unable to access the internet to obtain the transfer of ownership form, you may include a letter of instruction supplying the third party name and address to whom the check should be issued to and sent. This letter must be signed with a Medallion Signature Guarantee. Additionally, a Form W-9 must be completed by the third party and accompanied by the executed Letter of Transmittal, letter of instruction and stock certificate(s).